Exhibit 10.1

EXECUTION COPY

PURCHASE AND SALE AGREEMENT
(Renaissance Chicago Downtown Hotel)

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made effective as of November 25, 2013 (the “Effective Date”) by and between WSRH CHICAGO, L.L.C., a Delaware limited liability company (“Seller”), and CWI CHICAGO HOTEL, LLC, a Delaware limited liability company (“Purchaser”).

In consideration of the mutual covenants and representations herein contained, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1.
PURCHASE AND SALE

1.1 Purchase and Sale.  Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell and convey to Purchaser, and Purchaser hereby agrees to purchase from Seller, all of the Seller’s right, title and interest in and to the following described property (herein collectively called the “Property”):

(a)  Leasehold Interest in the Land.  The leasehold interest in (i) that certain tract of land  located in the City of Chicago, Cook County, Illinois, being more particularly described on Exhibit A-1 attached hereto and made a part hereof (the “Hotel Parcel”) pursuant to that certain lease described on Exhibit G attached hereto and made a part hereof (the “Hotel Ground Lease”), and (ii) those certain premises located in the City of Chicago, Cook County, Illinois, being more particularly described on Exhibit A-2 attached hereto and made a part hereof (the “Hotel Service Area Parcel” and, together with the Hotel Parcel, the “Land”)  pursuant to that certain lease described on Exhibit H attached hereto and made a part hereof (the “Hotel Service Area Lease” and, together with the Hotel Ground Lease, the “Hotel Leases”).

(b)  Improvements.  All improvements and related amenities known as the “Renaissance Chicago Downtown Hotel” (the “Hotel Improvements”) in and on the Hotel Parcel and having an address of 1 West Wacker Drive, Chicago, Illinois 60601, and all improvements and related amenities located in the Hotel Service Area Parcel (the “Hotel Service Area Improvements” and, together with the Hotel Improvements, the “Improvements”) and located in the building having an address of 35 West Wacker Drive, Chicago, Illinois 60601.

(c)  Easements.  All easements, if any, inuring to the benefit of Seller and pertaining to the Land or the Improvements.

(d) Rights and Appurtenances.  All rights and appurtenances, if any, belonging to or inuring to the benefit of, Seller and pertaining to the Land.

(e)  Leases.  All leases (the “Leases”) of space in the Property and all tenant security deposits held by Seller on the Closing Date (as defined in Section 6.1 of this Agreement).

(f)  Tangible Personal Property.  All appliances, fixtures, equipment, machinery, furniture, carpet, drapes, operating equipment, supplies, consumable inventories and other personal property owned by Seller and located on or about the Land and the Improvements, including, without limitation, all guest room furnishings, lobby and public area furnishings, all

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artwork and lighting fixtures, office equipment and furnishings, cash registers, kitchen, lounge, ballroom, meeting room, and restaurant equipment and furnishings (including, without limitation, all china, glassware, silverware and silver serving pieces, tables and chairs, podiums and staging platforms, and linens), audio visual equipment and sound systems, laundry and dry cleaning equipment, pool chairs and equipment, safes, safety deposit boxes, employee lockers, and all other furnishings and equipment used in connection with the ownership, operation, and maintenance of the Property owned by Seller; all vehicles used in the operation of the Property, including all courtesy vehicles and maintenance vehicles, if any, owned by Seller; all supplies, cleaning materials, food and beverages (including, without limitation, all opened and unopened food and beverage inventories), fuel, guest room supplies, office supplies, engineering supplies, parts and tools, maintenance supplies, and consumable items used in connection with the operation and maintenance of the Property and all inventories related to the operation of the Property, including, without limitation, unopened and unused inventory (collectively, the “Tangible Personal Property”).

(g)  Hotel Books and Records.  All of Seller’s right, title and interest, if any, in and to any and all books, records, files, guest registers, rental and reservation records, maintenance records, construction and design plans and specifications, and any customer or frequent guest list of the Property maintained by Seller used in connection with the ownership, use, operation, or maintenance of the Property (the “Hotel Books and Records”).

(h)  Contracts.  All contracts to which Seller or an affiliate of Seller is a party pertaining to the Property, or the operation thereof, identified in Exhibit O attached hereto and any other contracts entered into by Seller after the Effective Date in accordance with Section 9.1(a)(iii) of this agreement (the “Contracts”).

(i)   Intangible Property.  To the extent assignable without the consent of third parties, all intangible property, if any, owned by Seller and pertaining to or used in connection with the ownership or operation of the Property including, without limitation, transferable utility contracts, transferable telephone exchange numbers, post office boxes, warranties and guaranties, signage, plans and specifications, engineering plans and studies, floor plans and landscape plans, utility and development rights and privileges, trademarks and general intangibles and all websites and domains exclusively used for the Property (collectively, the “Intangible Property”).

(j)   Bookings.  All of Seller’s right, title and interest in and to the contracts, reservations and sales files for the use or occupancy of guest rooms of the Property (collectively, the “Bookings”) and the aggregate amount of any deposits received by or on behalf of Seller (whether paid in cash or by credit card) as a down payment for any Bookings.

(k)  Licenses and Permits.  All of Seller’s right, title and interest in and to all licenses, permits, consents, authorizations, approvals, certificates of occupancy, ratifications, certifications, registrations, exemptions, variances, exceptions and similar consents granted or issued by any governmental authority and pertaining to the Property, to the extent assignable or transferrable (collectively, the “Licenses and Permits”).

1.2 Excluded Property.  For the avoidance of doubt, the Property does not include: (i) trademarks, service marks or trade names of Seller or its affiliates which do not relate to the Property or any trademarks, service marks and trade names or other intellectual property owned by the Manager (as defined below) or its affiliates, (ii) interest of Seller in any insurance policy or policies maintained by Seller to provide coverage with respect to the Property or any rights to any premium rebate to which Seller may become entitled upon termination of said policy or policies’ continued coverage with respect

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to the Property from and after the date of Closing, and (iii) Seller’s license (if any) for the sale of beer, wine, spirits, liquor and alcoholic beverages at the Property, the parties hereby acknowledging that all such licenses in effect with respect to the Property (the “Liquor Licenses”) are currently held by Manager.  Seller hereby agrees and acknowledges that it shall be a condition to Purchaser’s obligation to close its acquisition of the Property pursuant hereto that Purchaser receives evidence reasonably satisfactory to Purchaser that Manager has obtained all Liquor Licenses necessary for the continued conduct of liquor operations at the Property following Closing as currently conducted on the date hereof  (the “Liquor License Condition” and, together with any other conditions precedent to Purchaser’s obligation to close its acquisition of the Property pursuant hereto expressly set forth in this Agreement, a “Purchaser Closing Condition” and collectively, the “Purchaser Closing Conditions”).  Purchaser shall pay for all costs and expenses associated with satisfaction of the Liquor License Condition.

2.
PURCHASE PRICE

2.1 Purchase Price.  The purchase price (the “Purchase Price”) for the Property shall be ONE HUNDRED THIRTY-NINE MILLION AND NO/100 DOLLARS ($139,000,000.00) and shall be paid in cash by Purchaser to Seller at the Closing (as defined in Section 6.1 of this Agreement) by wire transfer in accordance with wire transfer instructions to be provided by Seller.

3.
EARNEST MONEY

3.1 Earnest Money.

(a)  Initial Deposit.  Prior to 5:00 p.m. Chicago time on Friday, November 29, 2013, Purchaser shall deliver to First American Title Insurance Company (the “Title Company”), by wire transfer in accordance with wire transfer instructions provided by the Title Company, the amount of TWO MILLION AND NO/100 DOLLARS ($2,000,000.00) (which amount, together with all interest accrued thereon, if any, is herein called the “Initial Deposit”) to be invested by the Title Company in an interest-bearing account as Purchaser and Seller shall direct and in accordance with an escrow agreement (the “Escrow Agreement”) in the form of Exhibit F attached hereto and made a part hereof.

(b)  Additional Deposit.  If, as of the Due Diligence Expiration (as defined below), this Agreement has not been terminated, then prior to 5:00 p.m. Chicago time on Friday, November 29, 2013, Purchaser shall deposit an additional TWO MILLION AND NO/100 DOLLARS ($2,000,000.00) in cash as an earnest money deposit (which amount, together with any interest accrued thereon, if any, is herein called the “Additional Deposit”, and together with the Initial Deposit, the “Earnest Money”) by wire transfer to the Title Company.  The Additional Deposit shall be invested by the Title Company in the same manner as the Initial Deposit, as stated in Section 3.1 above, in accordance with the Escrow Agreement.

(c)  Failure to Deposit Earnest Money.  Seller shall have the option to terminate this Agreement if either the Initial Deposit or the Additional Deposit are not delivered to the Title Company as prescribed in Section 3.1(a) or Section 3.1(b) of this Agreement.

(d) Application to Purchase Price.  If the sale of the Property is consummated under this Agreement, the Earnest Money shall be paid to Seller and applied to the payment of the Purchase Price at Closing.  If (a) this Agreement has not been terminated prior to Closing, (b) all conditions precedent to Purchaser’s obligation to consummate the Closing which are set forth in

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this Agreement have been satisfied at or prior to Closing, and (c) Closing shall fail to occur because Purchaser fails to consummate the purchase of the Property for any reason other than a termination of this Agreement by either party pursuant to a right granted by this Agreement, then the Earnest Money shall be forfeited to Seller, and no party hereto shall have any further obligations under this Agreement except for such obligations which by their terms expressly survive the termination of this Agreement (the “Surviving Obligations”).

4.
CONDITIONS TO CLOSING

4.1 Title and Survey.

4.1.1    Seller’s Deliverables.  Purchaser acknowledges receipt on or before the Effective Date, of the following:

(a)  Title Commitment.  Commitment for Title Insurance (the “Title Commitment”) with respect to the Property, issued by the Title Company as File No. 528084A with an Effective Date of October 31, 2013, and copies of any restrictive covenants, easements, and other documents listed as title exceptions therein.

(b)  Survey.  That certain ALTA/ACSM Land Title Survey dated September 12, 2013  prepared by James L. Harpole of Bock & Clark’s National Surveyors Network as Network Project No. 201301674-001 (the “Survey”).  Purchaser may, at Purchaser’s sole cost and expense,  update the Survey and have it re-certified to include Purchaser, Purchaser’s lender, if any, and any other party or parties designated by Purchaser, and provided that Seller is not in breach or default of its obligations hereunder, deliver a copy of such re-certified Survey to Seller and Title Company prior to Closing.

(c)  Seller Due Diligence Materials.  The materials listed on Exhibit Q attached hereto and incorporated herein (such materials, together with all other documents and materials heretofore or hereafter provided to Purchaser or made available to Purchaser by or on behalf of Seller in electronic format on an electronic website or otherwise, the “Seller Due Diligence Materials”).

4.1.2    Objections; Permitted Encumbrances, and Title Policy.

(a)  Objections.  During the Due Diligence Period (as hereinafter defined) in the event (i) the existing or updated Survey shows any easement, right-of-way, encroachment, conflict, protrusion or other matter affecting the Property that is unacceptable to Purchaser (in its sole and absolute discretion), or (ii) any exceptions appear in any update to the Title Commitment dated and effective as of a date following the Effective Date (other than the standard printed exceptions set forth in the standard 2006 ALTA form of Commitment for Title Insurance), that are unacceptable to Purchaser in its sole and absolute discretion, Purchaser shall notify Seller in writing of the existence of such matters or exceptions (“Purchaser’s Objection(s)”), together with a reasonably detailed description of same (a “Purchaser’s Objection Notice”) prior to the end of the Due Diligence Period.  After the expiration of the Due Diligence Period, in the event (i) any updated Survey (received after the end of the Due Diligence Period) shows any easement, right-of-way, encroachment, conflict, protrusion or other matter affecting the Property that is not a Permitted Encumbrance (as hereafter defined), is unacceptable to Purchaser, materially adversely affects the title to, or the value, use or operation of, the Property and is not otherwise permitted or contemplated by the terms of this Agreement, or (ii) any exceptions appear in any

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update to the Title Commitment dated and effective as of a date following the end of the Due Diligence Period (other than the standard printed exceptions set forth in the standard 2006 ALTA form of Commitment for Title Insurance), that are not Permitted Encumbrances, are unacceptable to Purchaser, materially adversely affects the title to, or the value, use or operation of, the Property and are not otherwise permitted or contemplated by the terms of this Agreement, Purchaser shall provide to Seller a Purchaser’s Objection Notice describing any Purchaser’s Objection in reasonable detail within five (5) Business Days after receipt of the updated Survey or the updated Title Commitment, as applicable. Except for any Purchaser’s Objections to the Title Commitment or any updated Title Commitment or the Survey or any updated Survey, respectively, if same are timely raised by Purchaser’s delivery of a Purchaser’s Objection Notice, Purchaser shall be deemed to have accepted (1) the form and substance of the Survey and any updated Survey (and all matters shown thereon), (2) all exceptions to the Title Commitment that are listed on Exhibit I attached hereto, and (3) all exceptions to any updated Title Commitment that were not on the Title Commitment, and shall have no further right to terminate this Agreement pursuant to this Section 4.1.2(a).  Seller shall, within five (5) Business Days of Seller’s receipt of any Purchaser’s Objection Notice, notify Purchaser (“Seller’s Objection Response Notice”) whether Seller is able or willing to eliminate or modify each of Purchaser’s Objections to the satisfaction of Purchaser (in Purchaser’s reasonable discretion) on or prior to the Closing Date.  If (A) Seller notifies Purchaser that Seller is unable or unwilling to eliminate or modify any of Purchaser’s Objections to the satisfaction of Purchaser (in Purchaser’s reasonable discretion) on or prior to the Closing Date, or (B) Seller fails to deliver Seller’s Objection Response Notice within five (5) Business Days of Seller’s receipt of Purchaser’s Objection Notice, then Purchaser may (as its sole and exclusive remedy) terminate this Agreement by delivering notice thereof in writing to Seller within five (5) Business Days after (1) Purchaser’s receipt of Seller’s Objection Response Notice or (2) Seller’s failure to deliver Seller’s Objection Response Notice within the time frame provided in this Section 4.1.2(a).  Such five (5) Business Day period following the contingencies described in items (1) and (2) of the immediately prior sentence shall, if necessary, automatically extend the Closing Date so that Purchaser shall have a full five (5) Business Days in which to respond to Seller’s Objection Notice or Seller’s failure to deliver the same in accordance with this Section 4.1.2(a), provided, that in no even shall the Closing Date be extended beyond December 31, 2013.  Upon Purchaser’s delivery to Seller of a notice of termination under this Section 4.1.2(a), (I) this Agreement shall immediately terminate, (II) the Earnest Money, together with all interest accruing thereon, shall immediately be returned to Purchaser and (III) neither party shall have any obligations hereunder other than the Surviving Obligations.

(b)  Permitted Encumbrances.  The term “Permitted Encumbrances” as used herein means:  (i) those items listed on Exhibit I attached hereto, and (ii) if Purchaser elects not to terminate this Agreement pursuant to Section 4.1.2(a), any Purchaser’s Objection that remains uncured, for whatever reason, five (5) Business Days after Purchaser’s receipt of Seller’s Objection Response Notice (or, if earlier, on or before the Closing Date) (excluding any Monetary Encumbrance, Seller’s obligations, if any, as to which shall be as set forth below in this Section 4.1.2(b) and in Section 4.1.2(d)).  Notwithstanding anything to the contrary contained herein, Seller expressly acknowledges and agrees that in no event shall any monetary lien on the Property or other encumbrance upon the Property that can be cured by the payment of money (each, a “Monetary Encumbrance”, and collectively, the “Monetary Encumbrances”) constitute a “Permitted Encumbrance” hereunder.

(c)  Title Policy.  At Closing, Seller shall cause the Title Company to deliver to Purchaser either (i) an Owner’s Policy of Title Insurance in 2006 ALTA standard form issued by the Title Company, or (ii) a marked or endorsed title commitment or proforma policy provided

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that Title Company has irrevocably agreed to issue an Owner’s Policy of Title Insurance in 2006 ALTA standard form in the form thereof, in either case naming Purchaser as insured, in the amount of the Purchase Price, insuring that Purchaser owns good and indefeasible leasehold title to (i) the Hotel Parcel pursuant to the Hotel Ground Lease, and (ii) the Hotel Service Area Parcel pursuant to the Hotel Service Area Lease, in each case subject only to the Permitted Encumbrances (except as hereafter provided), with “extended coverage” and such other title insurance coverage or endorsements as are available in the State of Illinois which Purchaser may reasonably require, including, without limitation, (1) an ALTA form 3.1 zoning endorsement with parking and loading docks, (2) removing the survey exception listed as Permitted Encumbrance number 1 on Exhibit I and/or replacing the same with a specific survey exception, and (3) an ALTA form 34-06 Identified Risk endorsement with respect to the Developer’s Agreement listed as Permitted Encumbrance number 10 on Exhibit I, all in form and substance reasonably satisfactory to Purchaser (collectively , the “Owner’s Policy”)).  Notwithstanding anything in this Agreement to the contrary, the obligation of Purchaser to close hereunder is conditioned upon delivery of the Owner’s Policy to Purchaser at Closing.  If the Seller has not so caused the Title Company to deliver such Owner’s Policy (and extended coverage, unless the failure to deliver same is the result of Purchaser’s failure to pay for any such extended coverage or endorsements as required herein) to Purchaser, Purchaser shall have the right, as its sole and exclusive remedy, to terminate this Agreement and, in such event, the Earnest Money shall promptly be refunded to Purchaser, and neither party shall have any obligations hereunder other than the Surviving Obligations.  The Owner’s Policy shall be at Seller’s cost to the extent required under Section 6.5 hereof, provided, however the “extended coverage” or other title insurance coverage or endorsements shall be at Purchaser’s sole expense.

(d) Limitations of Seller’s Obligations.  Seller shall have no obligation to take any steps or bring any action or proceeding or otherwise to incur any effort or expense whatsoever to eliminate, modify or cure any matter affecting title to the Property that is not a Permitted Encumbrance (the “Non-Permitted Encumbrances”).  In the event Seller is unable or unwilling to eliminate or modify any Non-Permitted Encumbrance to the satisfaction of Purchaser, in Purchaser’s reasonable discretion, on or before the Closing Date, Purchaser may (as its sole and exclusive remedy) terminate this Agreement, at which time the Earnest Money, together with all interest accruing thereon, shall immediately be returned to Purchaser and  neither party shall have any obligations hereunder other than the Surviving Obligations.  Notwithstanding the foregoing, Seller shall eliminate, modify or cure, to Purchaser’s satisfaction (in Purchaser’s reasonable discretion) at or prior to Closing any and all (i) Monetary Encumbrances caused or incurred by Seller or any affiliate of Seller, (ii) all other Monetary Encumbrances not described in clause (i) above or clause (iii) below, in an aggregate amount not to exceed $1,000,000 and (iii) any Purchaser’s Objection which Seller has agreed to eliminate, modify or cure, whether monetary or non-monetary, in Seller’s Objection Response Notice. Seller’s failure to eliminate, modify or cure such matters in accordance herewith shall constitute a breach of this Agreement by Seller. In the event Seller fails to eliminate, modify or cure such matters described in clauses (i), (ii) or (iii) of the previous sentence, Purchaser may choose (as its sole and exclusive remedy) either (A) to pursue the remedy of specific performance of Seller’s obligations pursuant to and in accordance with Section 8.1 of this Agreement, or (B) to terminate this Agreement, at which time the Earnest Money, together with all interest accruing thereon, shall immediately be returned to Purchaser and  neither party shall have any obligations hereunder other than the Surviving Obligations, and, in addition Purchaser shall also reimburse to Seller all of Seller’s actual, reasonable out-of-pocket costs and expenses incurred from the time that Purchaser received such Seller’s Objection Response Notice until the termination of this Agreement.

4.2 Due Diligence.

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4.2.1    Inspection.  During the term of this Agreement, Purchaser may make such inspections, tests, and surveys of the Property and related matters as Purchaser may determine in its sole and absolute discretion.  In connection therewith, promptly after the Effective Date and throughout the term of this Agreement, Seller shall, at reasonable times and during business hours, provide Purchaser with access to the Property and, to the extent in Seller’s possession or control and to the extent not previously made available to Purchaser, make available to Purchaser in electronic format on an electronic website or otherwise (a) all financial records pertaining to the operation of the Property,  (b) copies of all Leases and Contracts, and (c) such other documents, records and other information pertaining the Property or the operation thereof as Purchaser may reasonably request.  Notwithstanding the foregoing, prior to Closing, Purchaser must obtain Seller’s prior written approval (which approval shall not be unreasonably withheld, conditioned or delayed) of the timing, scope and method of any environmental testing or investigation (other than a non-intrusive Phase I environmental inspection) and any inspection which would alter the physical condition of the Property, prior to Purchaser’s commencement of such inspections or testing.  In any event, Seller and its representatives, agents, and/or contractors shall have the right to be present during any such testing, investigation, or inspection.  All information obtained by Purchaser relating to the Property in the course of Purchaser’s review, including, without limitation, any environmental assessment or audit and any employee information as described in Section 4.5 hereof (collectively, the “Reports”) and all information provided by Seller to Purchaser, shall be treated as confidential information by Purchaser and subject to the confidentiality provisions of Section 10.19 hereof. Purchaser shall restore the Property to its condition existing immediately prior to Purchaser’s inspection thereof, and Purchaser shall be liable for all damage or injury to any person or property resulting from, relating to or arising out of any such inspection, whether occasioned by the acts of Purchaser or any of its employees, agents, representatives or contractors, and Purchaser shall indemnify and hold harmless Seller and its agents, employees, officers, directors, affiliates and asset managers from any liability resulting therefrom, except to the extent caused by or arising from (A) the gross negligence or willful misconduct of Seller or its agents, employees, officers, directors, affiliates or asset managers and/or (B) any circumstances or condition existing upon the Property prior to the date of such inspection.  Purchaser’s physical inspection shall not unreasonably interfere with the use or operation of the Property by Seller or its tenants or guests.  Purchaser shall not contact any tenants or guests of the Property without obtaining Seller’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed with respect to tenants only) and shall take commercially reasonable steps to minimize disruption of Seller’s or Seller’s tenants’ or guests’ activities on the Property. This indemnification by Purchaser shall survive the Closing or the termination of this Agreement, as applicable.

4.2.2    Termination.  Purchaser may for any reason or no reason, in its sole and absolute discretion, elect to terminate this Agreement by written notice to Seller given on or before 5:00 P.M. (Chicago time) on November 27, 2013 (the “Due Diligence Expiration”, and the period commencing on the Effective Date and ending upon Due Diligence Expiration, the “Due Diligence Period”) whereupon (i) this Agreement shall automatically terminate; (ii) the Title Company shall immediately release and return the Initial Deposit to Purchaser; (iii) each Party shall pay one-half (1/2) of the expenses of escrow; and (iv) neither Party shall have any further obligation to the other party hereunder, except each party shall continue to be obligated for the Surviving Obligations.

4.3 Purchaser’s Representations, Warranties and Covenants.  As of the Effective Date, Purchaser represents, warrants and covenants to Seller that:

4.3.1    Organization, Power and Authority.  Purchaser is a limited liability company, duly organized and in good standing under the laws of the State of Delaware, is qualified to do business in the State of Illinois and has the power to enter into this Agreement and to execute and deliver this Agreement and to perform all duties and obligations imposed upon it hereunder, and

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Purchaser has obtained all necessary limited liability company authorizations required in connection with the execution, delivery and performance contemplated by this Agreement and has obtained the consent of all entities and parties necessary to bind Purchaser to this Agreement.

4.3.2    No Conflict.  Neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions, or provisions of any agreement or instrument to which Purchaser, or any partner or related entity or affiliate of Purchaser, is a party or by which Purchaser, any partner or related entity or affiliate of Purchaser, or any of Purchaser’s assets is bound.

4.3.3    Source of Funds.  With respect to each source of funds to be used by it to purchase the Property (respectively, the “Source”), at least one of the following statements shall be accurate as of the Closing Date: (a) the Source does not include the assets of (i) an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is subject to Title I of ERISA, or (ii) a “plan” as defined in Section 4975(a) of the Internal Revenue Code of 1986, as amended (“Code”), or (b) the Source includes the assets of (i) an “employee benefit plan” as defined in Section 3(3) of ERISA or (ii) a “plan” as defined in Section 4975 of the Code (each of which has been identified to the Seller in writing pursuant to this Section 4.3.3 at least ten (10) Business Days prior to the Closing Date), but the use of such Source to purchase the Property will not result in a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

4.3.4    Compliance with International Trade Control Laws and OFAC Regulations.

(a)  Purchaser is not now nor shall it be at any time until Closing an individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity (collectively, a “Person”) with whom a United States citizen, entity organized under the laws of the United States or its territories or entity having its principal place of business within the United States or any of its territories (collectively, a “U.S. Person”), is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) (including those executive orders and lists published by OFAC with respect to Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC (“Specially Designated Nationals and Blocked Persons”) or otherwise.

(b)  Neither Purchaser nor any Person who owns a direct interest in Purchaser (collectively, a “Purchaser Party”) is now nor shall be at any time until Closing a Person with whom a U.S. Person, including a United States Financial Institution as defined in 31 U.S.C. 5312, as periodically amended (“Financial Institution”), is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.

4.3.5    Purchaser’s Funds.

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(a)  Purchaser has taken, and shall continue to take until Closing, such measures as are required by law to assure that the funds used to pay to Seller the Purchase Price are derived (i) from transactions that do not violate United States law nor, to the extent such funds originate outside the United States, do not violate the laws of the jurisdiction in which they originated; and (ii) from permissible sources under United States law and to the extent such funds originate outside the United States, under the laws of the jurisdiction in which they originated.

(b)  To the best of Purchaser’s Knowledge, neither Purchaser nor any Purchaser Party, nor any Person providing funds to Purchaser (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti Money Laundering Laws; (ii) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws (as defined herein); or (iii) has had any of its funds seized or forfeited in any action under any Anti Money Laundering Laws.  For purposes of this Section 4.3.5(b), the term “Anti-Money Laundering Laws” shall mean laws, regulations and sanctions, state and federal, criminal and civil, that (1) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (2) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (3) require identification and documentation of the parties with whom a Financial Institution conducts business; or (4) are designed to disrupt the flow of funds to terrorist organizations.  Such laws, regulations and sanctions shall be deemed to include the USA PATRIOT Act of 2001, Pub. L. No. 107-56 (the “Patriot Act”), the Bank Secrecy Act, 31 U.S.C. Section 5311 et seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.

4.3.6    Purchaser Compliance with Patriot Act.  Purchaser is in compliance with any and all applicable provisions of the Patriot Act.

4.3.7    Cooperation with Seller.  After the Closing Date, Purchaser agrees to cooperate with Seller, and to cause each Purchaser Party to cooperate with Seller, in providing such additional information and documentation on Purchaser’s and each Purchaser Party’s legal or beneficial ownership, policies, procedures and sources of funds as Seller deems necessary or prudent to enable Seller to comply with Anti-Money Laundering Laws as now in existence or hereafter amended.  Seller shall reimburse Purchaser and each Purchaser Party for actual, reasonable out-of-pocket costs and expenses incurred by Purchaser and each Purchaser Party in the course of such cooperation with Seller.

The Purchaser’s representations and warranties set forth in this Section 4.3 shall survive the Closing or termination of this Agreement.  Purchaser’s representations and warranties contained herein must be true and correct through the Closing Date, and Purchaser’s failure to notify Seller prior to the Closing Date of any inaccuracies shall be a default by Purchaser under this Agreement.

4.4 Seller’s Representations and Warranties.  As of the Effective Date, Seller represents and warrants to Purchaser that:

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4.4.1    Organization, Power and Authority.  Seller is a limited liability company, duly organized and in good standing under the laws of the State of Delaware, is qualified to do business in the State of Illinois and has the power to enter into this Agreement and to execute and deliver this Agreement and to perform all duties and obligations imposed upon it hereunder, and Seller has obtained all necessary limited liability company authorizations required in connection with the execution, delivery and performance contemplated by this Agreement and has obtained the consent of all entities and parties necessary to bind Seller to this Agreement.

4.4.2    No Conflict.  Neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions, or provisions of any agreement or instrument to which Seller is a party or by which Seller or any of its members or related entities or affiliates or any of its or their assets is bound.

4.4.3    Condemnation.  Seller has not received any written notice of any pending condemnation proceeding or other proceeding in eminent domain, and to Seller’s Knowledge, no such condemnation proceeding or eminent domain proceeding is threatened against the Property or any portion thereof.

4.4.4    Compliance with Applicable Law.  Except as may otherwise be disclosed on Exhibit E attached hereto, (i) Seller has not received any written notice from any governmental authority of a material violation of any applicable law with respect to the Property which has not been cured or dismissed, (ii) to Seller’s Knowledge, no administrative proceeding, investigation or inquiry is pending or threatened with respect to any violation of applicable law with respect to the Property, and (iii) to Seller’s Knowledge, there is no material violation of any applicable law with respect to the Property which has not been cured or dismissed (in each case including, without limitation, applicable zoning, land use, building, fire, health, safety, environmental, subdivision, water quality, sanitation controls and the Americans with Disabilities Act of 1990, as amended).

4.4.5    Licenses and Permits. To Seller’s Knowledge, Exhibit S attached hereto sets forth a true, correct and complete list of all Licenses and Permits Seller maintains for the ownership, management, occupancy, leasing and operation of the Property in the manner currently operated.  To Seller’s Knowledge, Seller has made available to Purchaser true, correct and complete copies of the Licenses and Permits to the extent such Licenses and Permits are in Seller’s possession or control.  Seller has not received any written notice from any governmental authority or other Person of, and to Seller’s Knowledge there is not any violation, suspension, revocation or non-renewal of any Licenses and Permits with respect to the Property or the business conducted thereon that has not been cured or dismissed.

4.4.6    Litigation.  Except as may be disclosed on Exhibit E attached hereto,  (i) Seller has not been served with any court filing or received any written notice in any pending litigation, arbitration, administrative or other adjudicatory proceeding or legal action with respect to the Property or the business conducted thereon (including, without limitation, any such proceeding regarding personal injury, property damage or breach of contract) in which Seller is named a party which has not been resolved, settled or dismissed, (ii) Seller has not received written notice of any claim, charge or complaint from any governmental authority or other party pursuant to any administrative, arbitration or similar adjudicatory proceeding with respect to the Property or the business conducted thereon to which Seller is a party which has not been resolved, settled or dismissed, (iii) to Seller’s Knowledge, no injunction, decree, order, writ or judgment is outstanding with respect to the Property or the business conducted thereon, and (iv) to Seller’s Knowledge, no claim which may result in any of the foregoing has been threatened.

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4.4.7    Leases.  To Seller’s Knowledge (a)  Exhibit N attached hereto sets forth a true, correct and complete list of the Leases, (b) Seller has made available to Purchaser true, correct and complete copies of the Leases, (c) except as otherwise disclosed on Exhibit E attached hereto, Seller has neither given nor received any written notice of any material breach or default under any of the Leases which has not been cured, (d) except as otherwise disclosed on Exhibit E attached hereto, there are no material defaults under the Leases by any of the parties thereto which have not been cured,  (e) no event has occurred and no condition exists which, with the giving of notice or passage of time, would constitute a default by Seller under any Lease, and (f) except as otherwise disclosed on Exhibit E attached hereto, all deposits required to have been delivered to Seller under all Leases have been delivered and are currently being held by Seller or its affiliates or designees, as applicable.

4.4.8    Contracts.  To Seller’s Knowledge (a) Exhibit O attached hereto sets forth a correct and complete list of all Contracts to which Seller is a party pertaining to the Property (i) with an annual cost per Contract in excess of $25,000 per annum to which or by which Seller or the Property may be bound; (ii) with a term of greater than twelve (12) months; or (iii) which cannot be terminated by Seller upon not more than thirty (30) days written notice and without payment of any fee or penalty.  Seller has made available to Purchaser a true and complete copy of all Contracts in Seller’s possession or control.  Except as may otherwise be disclosed on Exhibit E attached hereto, Seller has neither given nor received any written notice of any material breach or default under any of the Contracts which has not been cured and, to Seller’s Knowledge, there are no material defaults under the Contracts by any of the parties thereto which have not been cured.

4.4.9    Management Agreements.  Except for the Management Agreement, as defined below, Seller is not a party to any management, franchise, license, concession or other agreements with respect to the management of the Property by which Purchaser or the Property will be bound after Closing.  Seller has made available to Purchaser a true and complete copy of the Management Agreement.  The Management Agreement is in full force and effect and has not been modified or amended.  Except as may otherwise be disclosed on Exhibit E attached hereto, Seller has neither given nor received any written notice of any material breach or default under the Management Agreement which has not been cured, and to Seller’s Knowledge, (i) there are no material defaults under the Management Agreement by the Manager which have not been cured and (ii) no event has occurred and no circumstance exists which, with the giving of notice or passage of time would constitute a breach or default under the Management Agreement.

4.4.10  Hotel Leases.  To Seller’s Knowledge, (i) Seller has made available to Purchaser a true and complete copy of the Hotel Leases, (ii) each Hotel Lease is in full force and effect, and (iii) no amendment or modification of either Hotel Lease is currently contemplated.   Seller has neither given nor received any written notice of any breach or default under any of the Hotel Leases which has not been cured, and to Seller’s Knowledge, there are no material defaults under the Hotel Leases by any of the parties thereto which have not been cured and to Seller’s Knowledge no event has occurred and no circumstance exists which, with the giving of notice or passage of time would constitute a breach or default under any of the Hotel Leases.

4.4.11  Bankruptcy.  No insolvency proceeding of any character (including bankruptcy, receivership, reorganization, composition or arrangement with creditors (including any assignment for the benefit of creditors)), voluntary or involuntary, relating to the Seller is pending or, to Seller’s Knowledge, is being threatened against Seller by any Person

4.4.12  Tax Returns.  To Seller’s Knowledge, Seller or Manager has filed or caused to be filed (on a timely basis) during the period from and after June 29, 2012, such date being the date on which the current sole member of Seller acquired its membership interests in Seller, through the

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date hereof (the “Seller’s Ownership Period”) all tax returns required to be filed with respect to the operations of the Property with the appropriate governmental authorities and all such tax returns are true, correct and complete in all material respects.  To Seller’s Knowledge, Seller or Manager has paid all taxes, including penalties and interest required to be paid during Seller’s Ownership Period including, without limitation, all sales and use taxes required to be paid during Seller’s Ownership Period.  To Seller’s Knowledge, there are no (i) actions currently pending or, threatened against the Property by any governmental authority for the assessment or collection of taxes; (ii) audits or other examinations in progress nor has the Property nor Seller been notified in writing of any request for examination; or (iii) claims for assessment or collection of taxes that have been asserted in writing against Seller.  To Seller’s Knowledge, there are no outstanding agreements, waivers or consents extending the statutory period of limitations applicable to any taxes of Seller, and Seller has not requested any extensions of time within which to file any tax return.

4.4.13  Compliance with International Trade Control Laws and OFAC Regulations.  Seller is not now nor shall it be at any time until Closing a Person with whom a U.S. Person, is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.  Neither Seller nor any Person who owns a direct interest in Seller (collectively, a “Seller Party”) is now nor shall be at any time until Closing a Person with whom a U.S. Person, including a Financial Institution, is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.

4.4.14  Insurance.  To Seller’s Knowledge, the existing insurance policies on the Property which are maintained by Seller are in full force and effect and no written notice of cancellation has been received by Seller with respect to any such policy and to Seller’s Knowledge, none is threatened.

4.4.15  Tangible Personal Property.  Seller agrees that no Tangible Personal Property has been or will be removed from the Property by Seller, except consumable inventories in the ordinary course of operations at the Property.

4.4.16  Construction Contracts.  Except as set forth on Exhibit R attached hereto, to Seller’s Knowledge (i) any and all construction contracts or development agreements for the performance of any work on, improvement at or for the benefit of, the Property entered into by Seller prior to the Effective Date have been terminated or completed and fully paid, (ii) there is no amount remaining to be paid under any such construction contracts or development agreements and (iii) there is no liability or obligation with respect to any such construction contract or development agreement that is reasonably likely to be or become, or give rise to a claim of, lien against the Property.

4.4.17  Financial Statements. To Seller’s Knowledge, Seller has provided to Purchaser financial statements for the Property (consisting of un-audited financial statements for Seller’s Ownership Period and any year-to-date financial statements and operating budgets prepared for the Property for the current year).   To Seller’s Knowledge, all of these financial statements are in all material respects true and complete and fairly represent the financial condition of the Property as of the dates stated therein.

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4.4.18  Employee and Labor Matters.  Seller has no employees, and except as set forth on Exhibit U,  neither Seller nor, to Seller’s Knowledge, Manager is a party to any labor union, collective bargaining, recognition or other labor agreement, or any other employment contracts or agreements with respect to any employees employed at the Property (collectively, the “Employment Agreements”).

4.4.19  Notwithstanding the foregoing, if Purchaser has Knowledge prior to Closing of a breach of any representation or warranty made by Seller in this Agreement (collectively, “Seller’s Representations”) and Purchaser nevertheless elects to close this transaction, such breach of such representation or warranty by Seller with respect to such matter shall be deemed to have been waived by Purchaser.

4.4.20  In addition, Seller shall promptly advise Purchaser by written notice (a “Seller Representation Notice”), specifying with reasonable particularity the facts and circumstances known to Seller, if Seller becomes aware that any of the applicable Seller Representations are false, misleading or inaccurate (collectively, “Exception Matters”).  If any Exception Matter reflects, causes, reveals or results in a material adverse change or exception to the matter covered by the applicable Seller Representation, then Purchaser, at Purchaser’s option, may either (i) elect to waive such Exception Matters and consummate the Closing without any reduction of or credit to the Purchase Price, or (ii) if (A) in the event such change is due to a knowing breach of such representation at the time such representation was made or due to the affirmative acts of the Seller or any Seller Party,  Purchaser may choose (as its sole and exclusive remedy) either (1) to pursue the remedy of specific performance of Seller’s obligations pursuant to and in accordance with Section 8.1 of this Agreement, or (2) to exercise its right to terminate this Agreement, at which time the Earnest Money, together with all interest accruing thereon, shall immediately be returned to Purchaser (and, in addition, recover actual, reasonable out-of-pocket costs and expenses incurred in connection with the transaction contemplated by this Agreement), or (B) in the event such change is neither due to a knowing breach of such representation at the time such representation was made nor due to the affirmative acts of the Seller or any Seller Party,  Purchaser may choose (as its sole and exclusive remedy) either (1) to pursue the remedy of specific performance of Seller’s obligations pursuant to and in accordance with Section 8.1 of this Agreement, or (2) to terminate this Agreement, at which time the Earnest Money, together with all interest accruing thereon, shall immediately be returned to Purchaser) and, in the case of either (A) (2) or (B) (2), neither party shall have any further right or obligation hereunder other than the Surviving Obligations; it being acknowledged and agreed that a material adverse change or exception to a Seller Representation shall mean any change that materially adversely affects the title to, or the value, use or operation of, the Property and is not otherwise permitted or contemplated by the terms of this Agreement .  Unless Purchaser has elected to waive such Exceptions Matters pursuant to clause (i) above, Seller shall have the right, but not the obligation, to cure such Exception Matters within 5 Business Days (but in no event shall the Closing be delayed beyond December 31, 2013) and if Seller cures such Exception Matters to the reasonable satisfaction of Purchaser, then this Agreement shall continue.

4.4.21  As used herein, “Knowledge” means (i) with respect to Seller, the actual knowledge of Lance Haberin, Senior Vice President, Markets & International Banking, of RBS Financial Products, Inc., and Steve S. Cho, Managing Director, Real Estate Finance Markets, of RBS Financial Products, Inc., in each case without any duty of inquiry or investigation, and expressly excluding the knowledge of any other shareholder, partner, member, trustee, beneficiary, director, officer, manager, employee, agent, representative or attorney of Seller or any of its affiliates, and (ii) with respect to Purchaser, (A) the actual knowledge of Michael G. Medzigian, without any duty of inquiry or investigation, and expressly excluding the knowledge of any other shareholder, partner, member, trustee, beneficiary, director, officer, manager, employee, agent, representative or attorney of

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Purchaser or any of its affiliates and (B) any matter disclosed by the Zoning Report, any Phase I or other environmental reports, any engineering reports, any property condition reports or any other third party reports obtained by or on behalf of Purchaser in connection with its investigation of the Property.  For the purposes of this definition, the term “actual knowledge” means, with respect to any person, the conscious awareness of such person at the time in question, and expressly excludes any constructive or implied knowledge of such person.

4.4.22  The Seller’s representations and warranties set forth in this Section 4.4 shall survive Closing or termination of this Agreement for a period of nine (9) months.

4.5 Hotel Employees.  Purchaser acknowledges that all employees at the Property are the employees of Seller’s hotel manager, Renaissance Hotel Operating Company, a Delaware corporation (“Manager”).  Manager operates the Property pursuant to that certain Management Agreement by and between Seller and Manager, dated as of June 23, 2005, as amended by that certain First Amendment to Management Agreement, dated as of September 26, 2006, that certain Side Letter dated as of September 26, 2006, that certain Subordination, Non-Disturbance and Attornment Agreement by and between Greenwich Capital Financial Products, Inc., as “Mortgagee”, Greenwich Capital Financial Products, Inc., as “Mezzanine Lender”, Seller and Manager dated as of April 9, 2007, that certain Notice of Change of Address dated March 1, 2012, that certain Lender Payment Direction Letter dated March 28, 2012 and that certain Amendment to Management Agreement by and between Seller and Manager dated July 1, 2012 (as amended, the “Management Agreement”).  Purchaser acknowledges that it intends to continue to engage Manager as its property manager pursuant to the Management Agreement or, if required by Manager in accordance with the Management Agreement, pursuant to a new management agreement (a “New Management Agreement”) between Purchaser and Manager on the terms and conditions of the Management Agreement except that the initial term and any renewal term(s) of any such New Management Agreement shall consist only of the balance of the initial term and renewal term(s) remaining under the Management Agreement at the time of execution of such New Management Agreement.  Neither the Purchaser, Manager, any successor manager of the Property of Purchaser, nor any other new employer of record of the employees at the Property, shall, at any time within the 90-day period after the Closing Date, effectuate a “plant closing,” “mass layoff” or similar triggering event as those terms are defined in the Worker Adjustment and Retraining Notification Act (WARN), Public Law 100-379 (29 U.S.C. 2101, et seq.) (“WARN”), or any similar state or local law, without complying with all provisions of WARN or any similar state or local law or applicable union contracts.  The Purchaser shall indemnify, defend and hold harmless the Seller from any claim, liability, cost or expense (including reasonable attorneys’ fees) to the extent relating to WARN or any similar state or local law or any applicable union contracts from and after the Closing Date relating to the consummation of the transactions contemplated herein.  The provisions in this Section 4.5 shall survive the Closing set forth in this Agreement.

4.6 Liquor License.  Notwithstanding anything to the contrary herein stated, (a) Purchaser acknowledges that any Liquor Licenses are currently held by Manager, and (b) Purchaser’s obligations under this Agreement are conditioned upon satisfaction of the Liquor License Condition.

4.7 Assignment and Assumption of Management Agreement.  Promptly upon request of Seller, Purchaser shall deliver to Manager such non-confidential information, documents and materials as Manager may reasonably require to evidence to Manager’s satisfaction that Purchaser is a permitted transferee of Seller’s interest in the Management Agreement (which information, documents and materials shall then be delivered to Manager) in connection with Seller’s request for Manager’s consent to the intended sale of the Property to Purchaser.  Without limiting the foregoing, Purchaser shall use good faith, commercially reasonable efforts otherwise to provide Manager with such additional non-confidential information as Manager reasonably requires to assess the business reputation of Purchaser

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and its principals and to effectuate Seller’s assignment of the Management Agreement to Purchaser (in accordance with the terms of this Agreement and the Management Agreement).  Notwithstanding anything in this Agreement to the contrary, the obligations of the Seller and Purchaser to close hereunder are conditioned upon Manager (i) having consented in writing (pursuant to the terms of the Management Agreement), prior to Closing, to the assignment of the Management Agreement to Purchaser (the “Manager Consent”) or, if required by Manager, to the execution of a New Management Agreement between Manager and Purchaser, and (ii) having delivered a Manager’s Estoppel (“Manager’s Estoppel”) in form and substance reasonably acceptable to Purchaser, Seller and Manager, and which shall be attached hereto as Exhibit J prior to Closing.  If Purchaser shall have mortgage financing in place at Closing (it being acknowledged and agreed that such financing is not a condition precedent to Purchaser’s obligations under this Agreement) Seller agrees to cooperate reasonably with Purchaser in requesting from Manager a Subordination, Non-Disturbance and Attornment Agreement (“Manager’s SNDA”) by and among Purchaser, Manager and Purchaser’s lender except that delivery of such Manager’s SNDA shall not be a condition precedent to Purchaser’s obligations under this Agreement.  Seller and Purchaser shall cooperate reasonably with each other in connection with Seller’s efforts to obtain the Manager Consent, Manager’s Estoppel and, if applicable, Manager’s SNDA.  If either the Manager’s Consent or the Manager’s Estoppel is not obtained by the Closing Date, each of Seller and Purchaser shall be entitled, at its respective election, to terminate this Agreement.  The failure of Manager to deliver a Manager’s SNDA shall not in and of itself result in either party being in default under this Agreement and shall not give either party the right to terminate this Agreement.  Without limiting any right of such terminating party may have by reason of any default by the other party under this Agreement, the mere failure of Manager to deliver the Manager’s Consent or the Manager’s Estoppel (notwithstanding Purchaser and Seller having complied with their respective obligations under this Agreement), shall not in and of itself result in either party being in default under this Agreement but shall only give each party the right to terminate this Agreement.  If either party terminates this Agreement pursuant to this Section 4.7, the Earnest Money, in the amount then held by the Title Company, shall be immediately returned to Purchaser and the parties shall have no further obligations hereunder except for the Surviving Obligations.

4.8 Assignment and Assumption of Hotel Ground Lease.  Promptly upon request of Seller, Purchaser shall deliver to the landlord under the Hotel Ground Lease (“Hotel Ground Lease Lessor”) such non-confidential information, documents and materials as the Hotel Ground Lease Lessor may reasonably require to evidence to Hotel Ground Lease Lessor’s satisfaction that Purchaser is a permitted transferee of Seller’s interest in the Hotel Ground Lease (which information, documents and materials shall then be delivered to Hotel Ground Lease Lessor) in connection with Seller’s request for Hotel Ground Lease Lessor’s consent to the intended sale of the Property to Purchaser.  Without limiting the foregoing, Purchaser shall use good faith, commercially reasonable efforts otherwise to provide the Hotel Ground Lease Lessor with such additional non-confidential information as Hotel Ground Lease Lessor reasonably requires to assess the business reputation of Purchaser and its principals and to effectuate Seller’s assignment of the Hotel Ground Lease to Purchaser (in accordance with the terms of this Agreement and the Hotel Ground Lease).  Notwithstanding anything in this Agreement to the contrary, the obligations of the Seller and Purchaser to close hereunder are conditioned upon Hotel Ground Lease Lessor (i) having consented in writing (pursuant to the terms of the Hotel Ground Lease), prior to Closing, to the assignment of the Hotel Ground Lease to Purchaser (the “Hotel Ground Lease Lessor Consent”), and (ii) having delivered a Hotel Ground Lease Lessor’s Estoppel (“Hotel Ground Lease Lessor’s Estoppel”) in form and substance reasonably acceptable to Purchaser, Seller and Hotel Ground Lease Lessor, and which shall be attached hereto as Exhibit L-1 prior to Closing.  Seller and Purchaser shall cooperate reasonably with each other in connection with Seller’s efforts to obtain the Hotel Ground Lease Lessor Consent and the Hotel Ground Lease Lessor Estoppel.  If such condition precedent to Closing is not met by the Closing Date, each of Seller and Purchaser shall be entitled, at its respective election, to terminate this Agreement.  Without limiting any right of such terminating party

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may have by reason of any default by the other party under this Agreement, the mere failure of Hotel Ground Lease Lessor to deliver the Hotel Ground Lease Lessor Consent or the Hotel Ground Lease Lessor Estoppel (notwithstanding Purchaser and Seller having complied with their respective obligations under this Agreement), shall not in and of itself result in either party being in default under this Agreement but shall only give each party the right to terminate this Agreement.  If either party terminates this Agreement pursuant to this Section 4.8, the Earnest Money, in the amount then held by the Title Company, shall be immediately returned to Purchaser and the parties shall have no further obligations hereunder except for the Surviving Obligations.

4.9 Assignment and Assumption of Hotel Service Area Lease.  Promptly upon request of Seller, Purchaser shall deliver to the landlord under the Hotel Service Area Lease (“Hotel Service Area Lease Lessor”) such non-confidential information, documents and materials as Seller or the Hotel Service Area Lease Lessor may reasonably require to evidence to Hotel Service Area Lease Lessor’s satisfaction that Purchaser is a permitted transferee of Seller’s interest in the Hotel Service Area Lease (which information, documents and materials shall then be delivered to Hotel Service Area Lease Lessor) in connection with Seller’s request for Hotel Service Area Lease Lessor’s consent to the intended sale of the Property to Purchaser.  Without limiting the foregoing, Purchaser shall use good faith, commercially reasonable efforts otherwise to provide Hotel Service Area Lease Lessor with such additional non-confidential information as Hotel Service Area Lease Lessor reasonably requires to assess the business reputation of Purchaser and its principals and to effectuate Seller’s assignment of the Hotel Service Area Lease to Purchaser (in accordance with the terms of this Agreement and the Hotel Service Area Lease).  Notwithstanding anything in this Agreement to the contrary, the obligations of the Seller and Purchaser to close hereunder are conditioned upon Hotel Service Area Lease Lessor (i) having consented in writing (pursuant to the terms of the Hotel Service Area Lease), prior to Closing, to the assignment of the Hotel Service Area Lease to Purchaser (the “Hotel Service Area Lease Lessor Consent”), and (ii) having delivered a Hotel Service Area Lease Lessor’s Estoppel (“Hotel Service Area Lease Lessor’s Estoppel”) in form and substance reasonably acceptable to Purchaser, Seller and Hotel Service Area Lease Lessor, and which shall be attached hereto as Exhibit L-2 prior to Closing.  Seller and Purchaser shall cooperate reasonably with each other in connection with Seller’s efforts to obtain the Hotel Service Area Lease Lessor Consent and the Hotel Service Area Lease Lessor’s Estoppel.  If such condition precedent to Closing is not met by the Closing Date, each of Seller and Purchaser shall be entitled, at its respective election, to terminate this Agreement.  Without limiting any right of such terminating party may have by reason of any default by the other party under this Agreement, the mere failure of Hotel Service Area Lease Lessor to deliver the Hotel Service Area Lease Lessor Consent or the Hotel Service Area Lease Lessor Estoppel (notwithstanding Purchaser and Seller having complied with their respective obligations under this Agreement), shall not in and of itself result in either party being in default under this Agreement but shall only give each party the right to terminate this Agreement. If either party so terminates this Agreement pursuant to this Section 4.9, the Earnest Money shall be immediately returned to Purchaser and the parties shall have no further obligations hereunder except for the Surviving Obligations.

4.10    Existing Renovation.  Notwithstanding anything in this agreement to the contrary, the obligation of Purchaser to close hereunder is conditioned upon Seller’s delivery to the Title Company at or prior to Closing, either (a) conditional lien releases with respect to the ongoing renovation of the Hotel or any other recently-completely work which has not been paid for, including, without limitation, the ongoing work described on Exhibit R attached hereto (collectively, the “Existing Renovation”), in a form reasonably satisfactory to the Title Company for purposes of issuing the Owner’s Policy, executed by the general contractor and all subcontractors performing work or providing materials in connection with the Existing Renovation, evidencing that each contractor has been paid in full for all work performed on and/or materials provided to the Property in connection with the Existing Renovation (collectively, the “Renovation Lien Releases”), or (b) such indemnities or other documentation in a

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form reasonably satisfactory to the Title Company for purposes of issuing the Owner’s Policy without exception for any lien, or right to lien, for services, labor, or material with respect to the Existing Renovation (collectively, the “Renovation Title Clearance”).

4.11    Zoning Matters.  Notwithstanding anything in this agreement to the contrary, the obligation of Purchaser to close hereunder is conditioned upon Seller’s delivery to Purchaser, at or prior to Closing  a “PZR Report” with respect to the Property issued by The Planning & Zoning Resource Corp (the “Zoning Report”) acceptable to Purchaser in Purchaser’s reasonable discretion.

4.12    Failure of Purchaser Closing Condition.  If any one or more of the Purchaser Closing Conditions are not satisfied at Closing, then Purchaser shall have the right to (a) terminate this Agreement by providing written notice thereof to Seller, in which case the Earnest Money shall be promptly returned to Purchaser, and the parties shall have no further obligations hereunder except for the Surviving Obligations, or (b) provided all conditions precedent to Seller’s obligation to close its sale of the Property pursuant hereto have been satisfied or waived by Seller, waive any such Purchaser Closing Conditions at or prior to Closing and proceed to Closing without abatement of the amount of the Purchase Price, it being acknowledged and agreed that Purchaser’s payment of the Purchase Price at Closing shall be evidence of such waiver and upon payment of the Purchase Price all Purchaser Closing Conditions shall be deemed satisfied.

5.
NO REPRESENTATIONS OR WARRANTIES BY SELLER;
ACCEPTANCE OF PROPERTY

5.1 Disclaimer.  PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY, (B) THE INCOME TO BE DERIVED FROM THE PROPERTY, (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER OR ANY TENANT MAY CONDUCT THEREON, (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, (F) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROPERTY, (G) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY, OR (H) COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS, INCLUDING THE EXISTENCE IN OR ON THE PROPERTY OF HAZARDOUS MATERIALS (AS DEFINED BELOW) OR (I) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY.  ADDITIONALLY, NO PERSON ACTING ON BEHALF OF SELLER IS AUTHORIZED TO MAKE, AND BY EXECUTION HEREOF OF PURCHASER ACKNOWLEDGES THAT NO PERSON HAS MADE, ANY REPRESENTATION, AGREEMENT, STATEMENT, WARRANTY, GUARANTY OR PROMISE REGARDING THE PROPERTY OR THE TRANSACTION CONTEMPLATED HEREIN, EXCEPT AS EXPRESSLY SET FORTH HEREIN; AND NO SUCH REPRESENTATION, WARRANTY, AGREEMENT, GUARANTY, STATEMENT OR PROMISE IF ANY, MADE BY ANY PERSON ACTING ON BEHALF OF SELLER SHALL BE VALID OR BINDING UPON SELLER UNLESS EXPRESSLY

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SET FORTH HEREIN.  PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PROPERTY, EXCEPT AS EXPRESSLY SET FORTH HEREIN, PURCHASER IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE PROPERTY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER AND AGREES TO ACCEPT THE PROPERTY AT THE CLOSING AND WAIVE ALL OBJECTIONS OR CLAIMS AGAINST SELLER (INCLUDING, BUT NOT LIMITED TO, ANY RIGHT OR CLAIM OF CONTRIBUTION) ARISING FROM OR RELATED TO THE PROPERTY OR TO ANY HAZARDOUS MATERIALS ON THE PROPERTY, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN.  PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY, TRUTHFULNESS OR COMPLETENESS OF SUCH INFORMATION, EXCEPT TO THE EXTENT EXPRESSLY SET FORTH HEREIN.  SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENT, REPRESENTATION OR INFORMATION PERTAINING TO THE PROPERTY, OR THE OPERATION THEREOF, FURNISHED BY ANY REAL ESTATE BROKER, CONTRACTOR, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON.  PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE ON AN “AS IS”, “WHERE IS” CONDITION AND BASIS WITH ALL FAULTS.  IT IS UNDERSTOOD AND AGREED THAT THE PURCHASE PRICE HAS BEEN ADJUSTED BY PRIOR NEGOTIATION TO REFLECT THAT ALL OF THE PROPERTY IS SOLD BY SELLER AND PURCHASED BY PURCHASER SUBJECT TO THE FOREGOING.  PURCHASER HEREBY AGREES TO INDEMNIFY, PROTECT, DEFEND, SAVE AND HOLD HARMLESS SELLER FROM AND AGAINST ANY AND ALL DEBTS, DUTIES, OBLIGATIONS, LIABILITIES, SUITS, CLAIMS, DEMANDS, CAUSES OF ACTION, DAMAGES, LOSSES, FEES AND EXPENSES (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES AND EXPENSES AND COURT COSTS) IN ANY WAY RELATING TO, OR IN CONNECTION WITH OR ARISING OUT OF PURCHASER’S ACQUISITION, OWNERSHIP, LEASING, USE, OPERATION, MAINTENANCE AND MANAGEMENT OF THE PROPERTY FROM AND AFTER CLOSING.  THE PROVISIONS OF THIS SECTION 5 SHALL SURVIVE THE CLOSING OR ANY TERMINATION HEREOF.

5.2 Environmental Definitions

5.2.1    Hazardous Materials.  “Hazardous Materials” shall mean any substance which is or contains (i) any “hazardous substance” as now or hereafter defined in §101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. §9601 et seq.) (“CERCLA”) or any regulations promulgated under CERCLA; (ii) any “hazardous waste” as now or hereafter defined in the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.) (“RCRA”) or regulations promulgated under RCRA; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. §2601 et seq.); (iv) gasoline, diesel fuel, or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (vi) polychlorinated biphenyls; (vii) radon gas; and (viii) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under Environmental Requirements (as defined in Section 5.2.2 of this Agreement) or the common law, or any other applicable laws relating to the Property. Hazardous Materials shall include, without limitation, any substance, the presence of which on the Property, (A) requires reporting, investigation or remediation under Environmental Requirements; (B) causes or threatens to cause a nuisance on the Property or adjacent property or poses or threatens to pose a hazard to the health or safety of persons

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on the Property or adjacent property; or (C) which, if it emanated or migrated from the Property, could constitute a trespass.

5.2.2    Environmental Requirements.  “Environmental Requirements” shall mean all laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders, and decrees, now or hereafter enacted, promulgated, or amended, of the United States, the states, the counties, the cities, or any other political subdivisions in which the Property is located, and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Property, the Property, or the use of the Property, relating to pollution, the protection or regulation of human health, natural resources, or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or waste or Hazardous Materials into the environment (including, without limitation, ambient air, surface water, ground water or land or soil).

5.3 Assumption/Release.  AS OF THE CLOSING DATE, PURCHASER, FOR ITSELF AND ITS AGENTS, AFFILIATES, SUCCESSORS AND ASSIGNS, HEREBY WAIVES, RELEASES AND FOREVER DISCHARGES SELLER, SELLER’S AGENTS, EMPLOYEES, DIRECTORS, OFFICERS, AFFILIATES, INTEREST HOLDERS, SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE “RELEASEES”) FROM ANY AND ALL RIGHTS, CLAIMS AND DEMANDS AT LAW OR IN EQUITY, WHETHER KNOWN OR UNKNOWN AT THE TIME OF THIS AGREEMENT, WHICH PURCHASER HAS OR MAY HAVE IN THE FUTURE, ARISING OUT OF THE PHYSICAL, ENVIRONMENTAL, ECONOMIC OR LEGAL CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, ALL CLAIMS IN TORT OR CONTRACT AND ANY CLAIM FOR INDEMNIFICATION OR CONTRIBUTION ARISING UNDER CERCLA, RCRA, OR ANY SIMILAR FEDERAL, STATE OR LOCAL STATUTE, RULE OR REGULATION.  PURCHASER HEREBY WAIVES ANY AND ALL OBJECTIONS AND COMPLAINTS, WHETHER KNOWN OR UNKNOWN, CONCERNING THE PHYSICAL CHARACTERISTICS AND ANY EXISTING CONDITIONS OF THE PROPERTY, INCLUDING SELLER’S OBLIGATIONS UNDER THE LEASES AND THE HOTEL LEASES RELATING TO THE PHYSICAL, ENVIRONMENTAL OR LEGAL COMPLIANCE STATUS OF THE PROPERTY, WHETHER ARISING BEFORE OR AFTER THE EFFECTIVE DATE.  PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER AND ALL OTHER RELEASEES FROM AND AGAINST ANY AND ALL MATTERS AFFECTING THE PROPERTY, INCLUDING, ANY AND ALL COMPLAINTS OR OBJECTIONS CONCERNING THE PHYSICAL CHARACTERISTICS OF THE PROPERTY OR EXISTING PROPERTY CONDITIONS.  PURCHASER WAIVES THE BENEFITS OF ANY LAW WHICH GENERALLY PROVIDES THAT A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH, IF KNOWN BY HIM, MAY HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.  NOTWITHSTANDING THE FOREGOING, THE PROVISIONS OF THIS SECTION 5.3 SHALL NOT APPLY TO (I) CLAIMS OR DEMANDS ARISING FROM SELLER’S BREACH OF ANY PROVISION OF THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, THE REPRESENTATIONS, WARRANTIES AND/OR COVENANTS OF SELLER CONTAINED IN THIS AGREEMENT, TO THE EXTENT THAT SUCH PROVISION SURVIVES CLOSING OR (II) THE INDEMNIFICATION OBLIGATIONS OF SELLER SET FORTH HEREIN, INCLUDING, WITHOUT LIMITATION, UNDER SECTION 8.1.2 OR (III) SELLER’S GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT.  THE PROVISIONS OF THIS SECTION 5.3 SHALL SURVIVE INDEFINITELY THE CLOSING OR TERMINATION OF THIS AGREEMENT AND SHALL NOT BE MERGED INTO THE CLOSING DOCUMENTS.

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5.4 Acknowledgement by Purchaser.  Purchaser acknowledges that Purchaser has independently evaluated the feasibility of its acquisition of the Property and in no way has relied on any representations, warranties or other agreements, whether written or oral, of Seller with respect to any aspect or condition of the Property or the feasibility of Purchaser’s acquisition thereof, except as expressly set forth in this Agreement.  WITHOUT LIMITING THE FOREGOING IN ANY RESPECT, PURCHASER ACKNOWLEDGES THAT SELLER AND CERTAIN OF THE RELEASEES PROVIDED TO PURCHASER OR MADE AVAILABLE TO PURCHASER IN ELECTRONIC FORMAT ON AN ELECTRONIC WEBSITE OR OTHERWISE, CERTAIN SELLER DUE DILIGENCE MATERIALS IN SELLER’S POSSESSION RELATING TO THE PROPERTY AND THE BUSINESS THEREON.   PURCHASER ACKNOWLEDGES AND AGREES THAT ANY SELLER DUE DILIGENCE MATERIALS DELIVERED OR TO BE DELIVERED BY SELLER OR ANY OTHER RELEASEE OR ANY OF THEIR AGENTS OR CONSULTANTS TO PURCHASER ARE BEING MADE AVAILABLE SOLELY AS AN ACCOMMODATION TO PURCHASER AND WITHOUT ANY REPRESENTATION OR WARRANTY OF SELLER, ANY OTHER RELEASEE OR ANY OF THEIR AGENTS OR CONSULTANTS AS TO THEIR ACCURACY OR COMPLETENESS OF FACTS OR OPINIONS SET FORTH THEREIN AND THAT ANY RELIANCE BY PURCHASER ON SUCH REPORTS OR OTHER DOCUMENTS IN CONNECTION WITH THE PURCHASE OF THE PROPERTY IS UNDERTAKEN AT PURCHASER’S SOLE RISK.  PURCHASER AGREES THAT NEITHER SELLER, ANY OTHER RELEASEE NOR ANY OF THEIR AGENTS OR CONSULTANTS HAVE ANY LIABILITY OR OBLIGATION WHATSOEVER FOR ANY INACCURACY IN OR OMISSION FROM THE OFFERING MATERIALS PREPARED IN CONNECTION WITH THE SALE OF THE PROPERTY OR ANY REPORT OR OTHER DOCUMENTS MADE AVAILABLE TO PURCHASER OR ITS REPRESENTATIVES.  PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO THE EXPIRATION OF THE INSPECTION PERIOD, ITS OWN INVESTIGATION OF THE CONDITION OF THE PROPERTY TO THE EXTENT PURCHASER DEEMS SUCH AN INVESTIGATION TO BE NECESSARY OR APPROPRIATE.

6.
CLOSING

6.1 Closing.  The Closing (the “Closing”) shall be held through a customary New York-style closing escrow at the offices of the Title Company at 30 North LaSalle Street, Chicago, Illinois 60602, on December 26, 2013 or such earlier or later date as set forth in this Section 6.1 (the “Closing Date”), unless the parties mutually agree in writing upon another place, time or date.

6.1.1    Acceleration.  Notwithstanding the foregoing, Purchaser shall have the right, to be exercised in Purchaser’s sole and absolute discretion to accelerate the Closing Date to any date specified by Purchaser upon written notice to Seller (the “Acceleration Notice”) delivered at least seven (7) days prior to such accelerated Closing Date specified by Purchaser in the Acceleration Notice; provided, however, in no event shall Seller have any obligation to close unless all conditions precedent to such obligation set forth in this Agreement have been satisfied including, without limitation, receipt by Seller of the Manager Consent, the Hotel Ground Lease Lessor Consent and the Hotel Service Area Lease Lessor Consent.  Purchaser shall have the one-time right to revoke such Acceleration Notice by delivering written notice of such revocation at least two (2) days prior to the accelerated Closing Date specified by Purchaser in the Acceleration Notice.

6.1.2    Extension.  Purchaser shall also have a one-time right, to be exercised in Purchaser’s sole and absolute discretion, to extend the Closing for up to fifteen (15) days (but in no event shall the Closing Date be extended beyond December 31, 2013) by (i) delivering to Seller, at least two (2) days prior to the then-scheduled Closing Date, a written notice of such extension (the

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“Extension Notice”), specifying the extended Closing Date chosen by Purchaser and (ii) depositing with the Title Company, substantially concurrently with Purchaser’s delivery of the Extension Notice, the amount of $1,000,000 (the “Extension Deposit”).  The Extension Deposit shall become a part of the Earnest Money, shall be applied to the Purchase Price at the Closing and will be non-refundable to Purchaser except as otherwise set forth herein.  Notwithstanding any such extension of the Closing Date by Purchaser (x) Purchaser, in its sole and absolute discretion, may elect to consummate the Closing on any date within such fifteen (15) day extension period by delivering written notice of such election at least two (2) days prior to the Closing Date specified by Purchaser in such written notice, and (y) notwithstanding anything to the contrary set forth herein, in no event shall Seller have any obligation to close unless all conditions precedent to such obligation set forth in this Agreement have been satisfied including, without limitation, receipt by Seller of the Manager Consent, the Hotel Ground Lease Lessor Consent and the Hotel Service Area Lease Lessor Consent.

6.2    Possession.  Possession of the Property shall be delivered to Purchaser at the Closing.

6.3     Proration.  Except as otherwise expressly provided in this Agreement, all rents, other amounts payable by the tenants under the Leases, income, utilities and all other operating expenses with respect to the Property for the month in which the Closing occurs, and real estate and personal property taxes and other assessments with respect to the Property for the year in which the Closing occurs, shall be prorated to the Closing Date, with Purchaser receiving the benefits and burdens of ownership on the Closing Date.  Not later than seven (7) days prior to the then-scheduled Closing Date, Seller shall prepare a proforma of the accounting for the transaction that reflects how items subject to proration and/or adjustment will be accounted for under this Section 6.3 or under any other provisions of this Agreement (the “Preliminary Closing Statement”), a copy of which shall be delivered to Purchaser for Purchaser’s review, with such supporting documentation as Purchaser may reasonably require being attached thereto.  On the day prior to Closing, Purchaser and Seller will conduct inventories, examinations and audits of the Property as may be necessary to verify and/or make revisions to the Preliminary Closing Statement based on such audits, examinations and inventories, and on the night preceding the Closing immediately after Night Audit Cut-Off (as defined below), Purchaser and Seller will make all final adjustments necessitated by such night’s operations and prepare a final statement of prorations and adjustments required under this Section 6.3 with such supporting documentation as the Parties hereto may reasonably require being attached thereto (the “Closing Statement”).  All prorations reflected on the Preliminary Closing Statement and on the Closing Statement shall be made on the basis of the actual number of days in the year and month in which the Closing occurs or in the period of computation.  No prorations shall be made in relation to insurance premiums.

(a)       If the Closing shall occur before rents and all other amounts payable by the tenants under the Leases and all other income from the Property have actually been paid for the month in which the Closing occurs, the apportionment of such rents and other amounts and other income shall be upon the basis of such rents, other amounts and other income actually received by Seller. Subsequent to the Closing, if any such rents and other income are actually received by Purchaser, all such amounts shall first be applied to post-closing rents due to Purchaser which are past due and the balance shall be immediately paid by Purchaser to Seller, net of any cost of collection incurred by Purchaser in connection therewith.  Purchaser shall make a good faith effort and attempt to collect any such rents and other amounts and other income not apportioned at the Closing for the benefit of Seller, however, Purchaser shall not be required to expend any funds or institute any litigation in its collection efforts.

(b)      Ad valorem real estate taxes and assessments for the Hotel Parcel for calendar year 2013 (payable in 2014) shall be prorated to the Closing Date based upon an estimated total calendar year tax amount equal to the total actual 2012 (payable in 2013) tax amount.  The 2013

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taxes (payable in 2014) for the Hotel Parcel shall be reprorated upon issuance of the final bills therefor (and any necessary adjustment payment be made by the applicable party).  Ad valorem real estate taxes and assessments for the Hotel Service Area Parcel are paid by the Hotel Service Area Lease Lessor and Seller is obligated to pay Seller’s proportionate share thereof in accordance with the Hotel Service Area Lease, and the same shall not be prorated hereunder except as provided in Section 6.4 below.  Except for the foregoing prorations and reprorations (including without limitation the prorations and reprorations described above in this Section 6.3(b)) and the prorations and reprorations described in Section 6.4 below, Seller shall not have any liability or responsibility for any portion of any ad valorem real estate tax bill related to the Property issued after the Closing Date.

(c)       If the Closing shall occur before the actual amount of utilities and all other operating expenses with respect to the Property for the month in which the Closing occurs are determined, the apportionment of such utilities and other operating expenses shall be upon the basis of an estimate by Seller and Purchaser of such utilities and other operating expenses for such month.  Subsequent to the Closing, when the actual amount of such utilities and other operating expenses with respect to the Property for the month in which the Closing occurs are determined, the parties agree to adjust the proration of such utilities and other operating expenses and, if necessary, to refund or repay such sums as shall be necessary to effect such adjustment.

6.4    Hotel Credits and Prorations. Notwithstanding anything to the contrary, the following items shall be prorated between Seller and Purchaser as of 12:01 a.m. Chicago time (based on the posting of all revenue and receipts for the prior day including room revenue for the guests in occupancy) on the Closing Date (the “Night Audit Cut-Off”) with all items of income received and expense incurred prior to the Closing Date for the Property being allocated to the Seller and with all items of income received and expense incurred on or after the Closing Date being allocated to the Purchaser.  Within ninety (90) days after the Closing Date, a post-closing “true-up” shall take place (and any necessary adjustment payment be made by the applicable party) for all such credits and prorations set forth below and provided under this Agreement.

(a)       Hotel Ground Lease.                           All pre-paid rents applicable to the Hotel Ground Lease shall be prorated as of the Closing Date.

(b)      Hotel Service Area Lease.                                          All pre-paid rents applicable to the Hotel Service Area Lease (including, without limitation, any “Tax Adjustment Amount” (as defined therein)) shall be prorated as of the Closing Date.

(c)       Guest Ledger.  Seller shall receive a credit in an amount equal to: (i) all amounts charged to the guest ledger for the Property (the “Guest Ledger”) for all room nights up to (but not including) the night during which the Night Audit Cut-Off occurs, and (ii) one-half (½) of all amounts charged to the Guest Ledger for the room night which includes the Night Audit Cut-Off (other than any restaurant, bar or parking charges or any other charges other than room revenues on the Guest Ledger which shall be prorated in accordance with Section 6.3), and Purchaser shall be entitled to retain all deposits made and amounts collected with respect to such Guest Ledger.

(d)     Prepaid Expenses or Revenues.  The Seller shall receive a credit at Closing for any prepaid cash expenses for goods or services to be provided from and after the Night Audit Cut-Off.  Purchaser shall receive a credit against the Purchase Price for the total of (a) prepaid rents, (b) all prepaid room receipts and deposits, (c) un-forfeited security deposits held by Seller to a vendor under any Contract, and (d) any other prepaid items for goods or services to be provided at the Property from and after the Night Audit Cut-Off.  At Closing, the Seller shall receive a

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credit for all petty cash funds on hand in connection with the guest operations at the Property as of the Night Audit Cut-Off (the “Petty Cash”).  The credit to the Seller for the Petty Cash as of the Night Audit Cut-Off shall be in an amount equal to the actual amount of Petty Cash on hand.

(e)       Accounts Receivable.  At Closing Seller shall assign to Purchaser all accounts receivable payable as of the Night Audit Cut-Off, for which Purchaser shall be obligated to pay to Seller in the form of a credit received at Closing an amount equal to the sum of (i) ninety-five percent (95%) of the face value of all accounts receivable that are not more than thirty (30) days past due and (ii) ninety percent (90%) of the face value of all accounts receivable that are more than thirty (30) days past due but not more than sixty (60) days past due, each as shown on the books of the Property as of the Closing Date.  After Closing, Purchaser shall have the sole right to collect and retain all such assigned accounts receivable, provided, that the collection of such accounts receivable shall be the responsibility of Manager.  Accounts receivable that are payable as of the Night Audit Cut-Off and that are more than sixty (60) days past due shall not be purchased by Purchaser as provided above and shall remain the property of Seller.  The responsibility for collecting such accounts receivable shall remain with Manager.  Seller shall not be entitled to any Property revenues received by Purchaser or Manager on and after the Closing Date from any payors owing any such accounts receivable unless and so long as such payors shall be current in their accounts receivable obligations for periods occurring from and after the Night Audit Cut-Off.  In that case, Purchaser or Manager, as applicable, shall deliver to Seller any accounts receivable, net of the costs of collection, received by Purchaser or Manager until such accounts receivable owing to Seller have been paid in full.  If, however, delinquent accounts receivable are not collected by Purchaser or Manager from the payors owing such amounts that are more than sixty (60) days past due as of the Night Audit Cut-Off, Purchaser shall not be liable to Seller for such delinquent accounts receivable.  Purchaser shall not have any obligation to collect any delinquent accounts receivable that are more than sixty (60) days past due as of the Night Audit Cut-Off; provided that, upon prior written notice to Purchaser, Seller shall be free to initiate any legal action and/or take any other action against the payors of such accounts receivable in an effort to collect same, and any amounts collected by Seller in connection with any such action or otherwise shall be the sole property of, and shall be retained by, Seller, provided, that Seller shall have no right to terminate any agreements with such parties that are assumed by Purchaser pursuant to this Agreement.

(f)        Retail and Other Taxes.  Purchaser shall receive a credit at Closing for the amount of all retail sales, occupancy and liquor taxes and like impositions based on revenue and receipts accruing prior to the Night Audit Cut-Off in each case under this Section 6.4(f) only to the extent (1) the same have not previously been paid by Manager or Seller, and (2) Manager has not already withdrawn from the Property operating account or other account held by Manager for the benefit of “Owner” under the Management Agreement, funds for payment of same (in which event under this clause (2) Seller shall be responsible for causing Manager to (and if Manager does not, Seller shall) pay such amounts when due after Closing to the extent accruing prior to the Night Audit Cut-Off).

(g)      General Hotel Inventory.  The Seller agrees to use commercially reasonable efforts to cause Manager to maintain the Property and operate the hotel thereon, at the Seller’s expense, in a manner generally consistent with the manner in which Seller and Manager has operated the Property prior to the Effective Date; including without limitation, maintaining inventories at levels reasonably in accordance with the inventories maintained by Manager at the Property prior to the Effective Date and to continue to purchase supplies at least as frequently as the purchasing cycles for the Property over the previous 12 month period.  All hotel inventory (including, without limitation, unopened and unused hotel inventory) and personal property located on or

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used in connection with the Property at Closing as of the Night Audit Cut-Off shall be included as part of the Purchase Price for Purchaser’s benefit and Seller shall not receive a credit at Closing in respect thereof.

(h)      Cash Accounts; Trade Payables. Seller shall receive a credit at Closing for the amount of any reserve accounts, operating accounts and other amounts related to the Property which are held by Manager as of the Closing Date for the benefit of the “Owner” under the Management Agreement or are otherwise transferred to Purchaser at Closing.  For the avoidance of doubt, except as expressly set forth herein, any funds held by Seller shall be retained by Seller without adjustment to the Purchase Price. To the extent feasible, Seller shall pay (or cause Manager to pay) in full prior to the Closing all amounts owed with respect to the Property to vendors or other suppliers of goods or services to the Property (the “Trade Payables”) which are payable by Seller pursuant to the Management Agreement as of the Closing Date.  Purchaser shall receive a credit for the amount of such Trade Payables which have accrued but have not yet been paid as of the Closing Date, and Purchaser shall pay (or cause Manager to pay) all such Trade Payables accrued as of the Closing Date when such Trade Payables become due and payable. In addition to the foregoing, Purchaser shall pay (or cause Manager to pay) all accounts payable and expenses relating to the operations of the Property to the extent relating to periods after Closing.

(i)          Gift Certificates.  Purchaser shall receive a credit at Closing for the amount of all gift certificates, if any, set forth on Exhibit M, as the same may be updated by Seller at Closing; provided that Purchaser shall receive a credit against the Purchase Price at the Closing in an amount equal to the value of any gift certificates which remain outstanding as of the Closing and further provided that Purchaser shall not receive a credit for any complimentary rooms (or room rates below average rack rates) granted to conventions and other meeting groups in the ordinary course of business by Seller, as set forth on Exhibit M, as the same may be updated by Seller at Closing.

(j)          Compensation.  Purchaser shall receive a credit at Closing for the amount of all accrued but unpaid salary, wages and bonuses, accrued but unpaid health and welfare benefits, accrued but unpaid vacation, sick and personal days, accrued but unpaid fringe benefits, accrued but unpaid employee severance payments, and other accrued but unpaid compensation and fringe benefits or other accrued but unpaid amounts due or owing to hotel employees or due or owing with respect to hotel employees, in each case under this Section 6.4(j) only to the extent the same (1) are payable as Deductions (as defined therein) under the Management Agreement, and (2) have not already been withdrawn by the Manager from the Operating Accounts (as defined in the Management Agreement) or otherwise retained from Gross Revenues (as defined in the Management Agreement) as a Deduction via Manager’s internal accounting systems or otherwise on or before the Closing Date such that when the same are paid by Manager after the Closing Date they will not be charged again as a further Deduction.

(k)      Existing Renovations.  With respect to the restaurant renovations reflected on the schedule entitled “Chicago Renaissance Capital Expenditures 2013 Great Street Renovation” attached hereto as Exhibit X-1 (which schedule shall be updated and replaced prior to Closing by Seller), which have recently been completed at the Property (except for minor punchlist items) (“Restaurant Punchlist Work”), at Purchaser’s option either (1) Purchaser shall receive a credit at Closing in an amount equal to the amount, if any, remaining unpaid with respect thereto, or (2) Seller shall be responsible for paying all amounts remaining to be paid with respect thereto after Closing to the extent not paid previously.  With respect to any capital expenditures completed, or scheduled to be completed, prior to 2013 calendar year end as reflected on the schedule entitled “Renaissance Chicago Capital Projection 2013” attached hereto as Exhibit X-2 other than those

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described as “Great Street/Cuisines Renovation” (which schedule shall be updated and replaced prior to Closing by Seller) (“2013 CapEx Work”), at Purchaser’s option either (1) Purchaser shall receive a credit at Closing in an amount equal to the amount, if any, remaining unpaid with respect thereto, or (2) Seller shall be responsible for paying all amounts remaining to be paid with respect thereto after Closing to the extent not paid previously.  The parties acknowledge and agree that neither party will be entitled to any credit for any amounts relating to any capital expenditures scheduled to be completed after 2013 calendar year end (“Post-Closing CapEx Work”), notwithstanding the fact that certain design, project management and purchasing work has commenced prior to 2013 calendar year end with respect to such capital expenditures (but, for avoidance of doubt, Seller shall not be entitled to any credit at Closing with respect to any such costs that have been paid in the ordinary course of business prior to the Closing Date and related in any way to the Post-Closing CapEx Work).

(l)          Other Adjustments and Prorations. All other items of income and expense as are customarily adjusted or prorated upon the sale and purchase of a hotel property similar to the hotel in the geographic market in which the hotel is located shall be adjusted and prorated between Seller and Purchaser accordingly.

The agreements of Seller and Purchaser set forth in Section 6.3 and Section 6.4 shall survive the Closing.

6.5    Closing Costs.  Except as otherwise expressly provided herein, Seller shall pay on the Closing Date one-half (1/2) of any escrow fees of the Title Company, one hundred percent (100%) of the base premium for the Owner’s Policy (standard coverage only, without endorsements), state transfer tax (at the rate of $1.00/$1,000 of consideration attributable to the Hotel Leases and Improvements), county transfer taxes (at the rate of $.50/$1,000 of consideration attributable to the Hotel Leases and Improvements), city transfer taxes (at the rate of $3.00/$1,000 of consideration attributable to the Hotel Leases and Improvements).  Purchaser shall pay on the Closing Date the cost of any Extended Coverage for the Owner’s Policy, the title insurance premium for any loan policy of title insurance and any endorsements or additional or extended coverage in connection therewith, the cost of the updated Survey (if any), all costs of Purchaser’s inspections and Reports, all recording costs, city transfer taxes (at the rate of $7.50/$1,000 of consideration attributable to the Hotel Leases and Improvements), one-half (1/2) of any escrow fees of the Title Company, and all other customary charges of the Title Company.  Except as otherwise provided herein, each party shall pay its own attorneys’ fees.

6.6    Seller’s Obligations at the Closing. The obligation of Purchaser to close hereunder is conditioned upon Seller’s delivery to Purchaser, at Closing or at such other time as indicated below, the following:

(a)       Evidence of Authority.  Such organizational and authorizing documents of Seller as shall be reasonably required by the Title Company to evidence Seller’s authority to consummate the transactions contemplated by this Agreement.

(b)      Foreign Person.  An affidavit of Seller certifying that Seller is not a “foreign person,” as defined in the federal Foreign Investment in Real Property Tax Act of 1980, and the 1984 Tax Reform Act, as amended.

(c)       Hotel Leases.  The originals, to the extent in Seller’s possession or control, or copies, of the Hotel Leases.

(d)     Leases.  The originals, to the extent in Seller’s possession or control, or copies,  of all of the Leases and all security deposits, if any, to the extent in the possession of Seller on the

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Closing Date.  Seller shall have no liability to Purchaser for any tenant security deposit not actually paid to Seller.

(e)       Contracts.  The originals, or copies, of all of the Contracts, if any, in the possession or control of Seller.

(f)        Property Items.  To the extent in Seller’s possession, all keys, the Hotel Books and Records and all assignable licenses and permits, if any, together with such non-confidential leasing and property files and records which are material in connection with the continued operation, leasing and maintenance of the Property; delivery of the foregoing may be effected by making them available at the Property.

(g)      Closing Statement.  An executed counterpart settlement statement setting forth amounts paid by or on behalf of or credited to Purchaser and Seller.

(h)      Recertification.  A recertification of Seller’s representations and warranties set forth in this Agreement.

(i)          Water Certificate.  A full payment certificate issued by the City of Chicago Department of Finance certifying that all water and sewer charges and penalties, if any, accrued to the water accounts with respect to the Hotel Leases and Improvements, have been paid in full as of the Closing.

(j)          Tax Declaration.  Such transfer and transaction tax declarations as may be required by applicable law.

(k)      Illinois Tax Withholding.  A release letter or certificate issued by the Illinois Department of Revenue department stating that the withholding obligations under either of Section 902(d) of the Illinois Income Tax Act or Section 5(j) of the Illinois Retailer’s Occupation Tax Act (each as amended through the Closing and including any appurtenant provisions of Illinois law or regulations, the “Illinois Withholding Requirements”) do not apply to the transaction contemplated by this Agreement or specifying the holdback of sale proceeds which will satisfy Purchaser’s obligations under said Illinois Withholding Requirements (the “State Clearance”).  If the State Clearance requires that funds be withheld pursuant to the terms of Illinois Withholding Requirements, then Purchaser may, at the Closing, deduct and withhold from the proceeds that are due to Seller the amount necessary to comply with the withholding requirements imposed by Illinois Withholding Requirements.  Purchaser shall deposit the amounts withheld in escrow with the Title Company, as escrowee, pursuant to terms and conditions acceptable to Seller and Purchaser, but in any event complying with Illinois Withholding Requirements. If the State Clearance is not obtained at or prior to Closing, then Seller’s failure to deliver the State Clearance shall not constitute a default by Seller hereunder or a failure of a condition precedent to closing and, in such event, Seller hereby agrees to indemnify Purchaser from any actual loss, cost, damage or expense (including penalties, fees, expenses and reasonable attorneys’ fees) incurred by Purchaser arising out of either (but without duplication): (A) Purchaser’s failure to comply with the Illinois Withholding Requirements or (B) Seller’s failure to pay any tax to which any such Illinois Withholding Requirements relate, which indemnification obligation shall survive Closing.

(l)          City of Chicago Tax Withholding.  A release letter or certificate issued by the City of Chicago Department of Revenue indicating that Purchaser has no obligation to withhold any amounts from the Purchaser Price upon the transfer of the Property pursuant to Section 3-4-140

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of the Uniform Revenue Procedures Ordinance of the Municipal Code of Chicago (as amended through the Closing and including any appurtenant provisions of City ordinances or regulations, the “City Bulk Sales Ordinance”) or specifying the holdback of sale proceeds which will satisfy Purchaser’s obligations under the City Bulk Sales Ordinance (the “City Clearance”).  If the City Clearance requires that funds be withheld pursuant to the terms of the City Bulk Sales Ordinance, then Purchaser may, at the Closing, deduct and withhold from the proceeds that are due to Seller the amount necessary to comply with the withholding requirements imposed by the City Bulk Sales Ordinance.  Purchaser shall deposit the amounts withheld in escrow with the Title Company, as escrowee, pursuant to terms and conditions acceptable to Seller and Purchaser, but in any event complying with the City Bulk Sales Ordinance. If the City Clearance is not obtained at or prior to Closing, then Seller’s failure to deliver the City Clearance shall not constitute a default by Seller hereunder or a failure of a condition precedent to closing and, in such event, Seller hereby agrees to indemnify Purchaser from any actual loss, cost, damage or expense (including penalties, fees, expenses and reasonable attorneys’ fees) incurred by Purchaser arising out of either (but without duplication): (A) Purchaser’s failure to comply with the City Bulk Sales Ordinance or (B) Seller’s failure to pay any tax to which any such City Bulk Sales Ordinance relates, which indemnification obligation shall survive Closing.

(m)  Cook County Tax Withholding.  A release letter or certificate issued by the Cook County Department of Revenue stating that the Purchaser has no obligation to withhold any amounts from the Purchaser Price upon the transfer of the Property pursuant to the Section 34-92 of the Cook County, Illinois Code of Ordinances (as amended through the Closing and including any appurtenant provisions of County ordinances or regulations, the “County Bulk Sales Ordinance”) or specifying the holdback of sale proceeds which will satisfy Purchaser’s obligations under the County Bulk Sales Ordinance (the “County Clearance”).  If the County Clearance requires that funds be withheld pursuant to the terms thereof, then Purchaser may, at the Closing, deduct and withhold from the proceeds that are due to Seller the amount necessary to comply with the withholding requirements imposed by the County Bulk Sales Ordinance.  Purchaser shall deposit the amounts withheld in escrow with the Title Company, as escrowee, pursuant to terms and conditions acceptable to Seller and Purchaser, but in any event complying with the County Bulk Sales Ordinance. If the County Clearance is not obtained at or prior to Closing, then Seller’s failure to deliver the County Clearance shall not constitute a default by Seller hereunder or a failure of a condition precedent to closing and, in such event, Seller hereby agrees to indemnify Purchaser from any actual loss, cost, damage or expense (including penalties, fees, expenses and reasonable attorneys’ fees) incurred by Purchaser arising out of either (but without duplication): (A) Purchaser’s failure to comply with the County Bulk Sales Ordinance or (B) Seller’s failure to pay any tax to which any such County Bulk Sales Ordinance relates, which indemnification obligation shall survive Closing.

(n)      Bulk Sales Indemnity and Escrow.  If any or all of the City Clearance, County Clearance, and/or State Clearance (collectively the “Clearance Certificates”) are not obtained by Seller on or prior to the Closing Date, then Purchaser shall proceed with the Closing and, in such event: (i) Seller shall indemnify Purchaser as described in Section 6.6(k), (l) and/or (m) above, as applicable, and (ii) with respect to the City Clearance, County Clearance, and/or State Clearance, as applicable, which is not obtained on or prior to the Closing Date and unless the Purchaser is relieved from any duty to withhold funds from the purchase price on account of the same due to the applicable taxing authority’s failure to issue any notice of such a withholding obligation within any applicable statutory time period required under applicable law, Seller shall deposit into escrow, with Title Company, an amount reasonably agreed upon by Purchaser and Seller prior to Closing not to exceed One Million Dollars and No/100 ($1,000,000.00) (the “Bulk Sales Escrow Amount”) pursuant to an escrow agreement reasonably acceptable to Purchaser and Seller.  Title

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Company shall hold the Bulk Sales Escrow Amount until Seller delivers the applicable Clearance Certificates to both Purchaser and Title Company.  Upon receipt of the Clearance Certificates from Seller, Title Company shall immediately remit all of the Bulk Sales Escrow Amount to Seller; provided, however, if the applicable taxing authority indicates that, as a condition to delivery of the Clearance Certificate, any bulk sales taxes are due, Seller shall cause Title Company to remit such amount to the applicable taxing authority and the remainder, if any, shall be remitted to Seller; provided, further, if the applicable taxing authority advises that the amount of bulk sales taxes which are due is greater than the Bulk Sales Escrow Amount, Title Company shall remit all of the Bulk Sales Escrow Amount to the applicable taxing authority and Seller shall be obligated to fund the remainder of such bulk sales taxes.

(o)      Renovation Lien Releases or Renovation Title Clearance.  All Renovation Lien Releases or Renovation Title Clearance, to the extent required pursuant to Section 4.10 hereof.

(p)      Owner’s Policy.  The Owner’s Policy, pursuant to Section 4.1.2(c) hereof.

(q)      Zoning Report.  The Zoning Report, pursuant to Section 4.11 hereof.

6.7    Purchaser’s Obligations at the Closing.  The obligation of Seller to close hereunder is conditioned upon Purchaser’s delivery to Seller, at Closing or at such other time as indicated below, the following:

(a)       Purchase Price.  The Purchase Price by wire transfer of immediately available funds.

(b)      Evidence of Authority.  Such organizational and authorizing documents of Purchaser as shall be reasonably required by Seller and/or the Title Company authorizing Purchaser’s acquisition of the Property pursuant to this Agreement and the execution of this Agreement and any documents to be executed by Purchaser at the Closing.

(c)       Taxpayer Identification Number. Taxpayer I.D. Certificate, in the form attached to this Agreement as Exhibit D.

(d)     Closing Statement. An executed counterpart settlement statement setting forth amounts paid by or on behalf of or credited to Purchaser and Seller.

(e)       Recertification.  A recertification of Purchaser’s representations and warranties set forth in this Agreement.

(f)        Tax Declaration.  Such transfer and transaction tax declarations as may be required by applicable law.

6.8    Documents to be Executed by Seller and Purchaser.  At the Closing, Seller and Purchaser shall also execute and deliver the following and the obligation of each to close hereunder is conditioned upon delivery of same by the other party:

(a)       Assignment and Assumption of Hotel Leases.  Seller and Purchaser shall execute and deliver an Assignment and Assumption of Hotel Leases (the “Assignment of Hotel Leases”), pursuant to which Seller conveys and assigns, and Purchaser accepts and assumes, all of Seller’s rights, title, interest and obligation in and under the Hotel Leases and the Improvements to Purchaser, in the form attached to this Agreement as Exhibit B.

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(b)      Bill of Sale and Assignment and Assumption Agreement.  Seller and Purchaser shall also execute and deliver Bill of Sale and Assignment and Assumption Agreement (the “Assignment”) in the form attached to this Agreement as Exhibit C.

(c)       Assignment and Assumption of Management Agreement.  Unless Manager shall require Purchaser to enter into a New Management Agreement, Seller and Purchaser shall also execute and deliver an Assignment and Assumption of Management Agreement substantially in the form attached to this Agreement as Exhibit P.

7.
RISK OF LOSS

7.1    Condemnation.  If, prior to the Closing, action is initiated to take all or any material portion of the Property by eminent domain proceedings or by deed or assignment in lieu thereof, Purchaser may either at or prior to Closing (a) terminate this Agreement, in which event the Earnest Money shall be refunded to Purchaser, and neither party shall have any further right or obligation hereunder other than the Surviving Obligations, or (b) consummate the Closing, in which latter event all of Seller’s assignable right, title and interest in and to the award of the condemning authority shall be assigned to Purchaser at the Closing and there shall be no reduction in the Purchase Price.  For purposes of this paragraph, a material portion of the Property shall mean a portion of the Property which cannot be replaced or substantially replaced at a cost of less than $2,000,000.  If a non-material portion of the Property is the subject of eminent domain proceedings prior to the Closing, Purchaser agrees that it will consummate the Closing and accept the assignment of the award or other compensation paid in connection therewith, and there shall be no reduction in the Purchase Price.

7.2    Casualty.  Except as provided in Sections 4.2 and 5.1 of this Agreement, Seller assumes all risks and liability for damage to or injury occurring to the Property by fire, storm, accident, or any other casualty or cause until the Closing has been consummated.  If the Property, or any part thereof, suffers any damage in excess of $2,000,000 prior to the Closing from fire or other casualty, which Seller, at its sole option, does not elect to repair, Purchaser may either at or prior to Closing (a) terminate this Agreement, in which event the Earnest Money shall be refunded to Purchaser, and neither party shall have any further right or obligation hereunder other than the Surviving Obligations, or (b) consummate the Closing, in which latter event all of Seller’s right, title and interest in and to the proceeds of any insurance covering such damage (less an amount equal to any expenses and costs incurred by Seller to repair or restore the Property and any portion of such proceeds paid or to be paid on account of the loss of rents or other income from the Property for the period prior to and including the Closing Date, all of which shall be payable to Seller), to the extent the amount of such insurance does not exceed the Purchase Price, shall be assigned to Purchaser at the Closing.  If the Property, or any part thereof, suffers any damage less than $2,000,000 prior to the Closing, Purchaser agrees that it will consummate the Closing and accept the assignment of the proceeds of any insurance covering such damage plus an amount equal to Seller’s deductible under its insurance policy, and there shall be no reduction in the Purchase Price.

8.
DEFAULT

8.1    Breach by Seller.  In the event that Seller shall fail to consummate the sale of the Property pursuant to this Agreement for any reason (other than Purchaser’s default or a termination of this Agreement by Purchaser or Seller pursuant to a right to do so under the provisions hereof), Purchaser, as its sole and exclusive remedy may either (a) terminate this Agreement and receive (i) a refund of the Earnest Money and (ii) if such failure to close the transactions contemplated herein results from a breach

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or default of Seller hereunder (as opposed to the mere failure of Purchaser Closing Condition not due to a breach or default of Seller hereunder or the mere failure of Seller’s Closing Condition), reimbursement of Purchaser’s actual, reasonable out-of-pocket costs and expenses incurred in connection with the transactions contemplated by this Agreement, and neither party shall have any further right or obligation hereunder other than the Surviving Obligations, or (b) pursue the remedy of specific performance of Seller’s obligations under this Agreement; provided, however, that (i) Purchaser shall only be entitled to such remedy if (A) any such suit for specific performance is filed within sixty (60) days after Purchaser becomes aware of the default by Seller, (B) Purchaser is not in default under this Agreement, and (C) Purchaser has furnished ten (10) days prior written notice to Seller of its intent and election to seek specific enforcement of this Agreement; and (ii) notwithstanding anything to the contrary contained herein, if Purchaser seeks specific performance under this Agreement, Purchaser agrees to accept the Property in its “AS IS, WHERE IS” condition.  Purchaser hereby agrees that prior to its exercise of any rights or remedies as a result of any defaults by Seller, Purchaser will first deliver written notice of said default to Seller, and if Seller so elects, Seller shall have the opportunity, but not the obligation, to cure such default within ten (10) days after Seller’s receipt of such notice.  In no event whatsoever shall Purchaser file any instrument of record against title to the Property; provided, however, Purchaser may file a lis pendens of this Agreement simultaneously with its filing of a suit for specific performance pursuant to this Section 8.1.  Except as expressly provided in this Agreement (including, without limitation, Section 10.10 hereof), in no event whatsoever shall Purchaser have the right to seek money damages of any kind as a result of any default by Seller under any of the terms of this Agreement.  In no event shall Seller be liable to Purchaser for any punitive, speculative or consequential damages.

8.1.1                Notwithstanding the provisions of Section 8.1 above, the foregoing shall not in any way limit, affect or impair any of Seller’s indemnity obligations under this Agreement, including, without limitation, as provided in Section 8.1.2 of this Agreement, which Seller acknowledges are Surviving Obligations hereunder; provided, however, in no event shall Seller be liable to Purchaser for any punitive, speculative or consequential damages.

8.1.2                Seller hereby acknowledges, covenants and unconditionally, absolutely and irrevocably agrees to appear, indemnify, protect, defend and hold harmless, as well as reimburse, Purchaser and its affiliates and their respective shareholders, members, partners, officers, directors, trustees, agents, representatives and employees (together with Purchaser, collectively, the “Purchaser Related Parties”) to the fullest extent provided by law, from and against, and for, any and claims and losses, to the extent the Closing occurs and such claims and losses result from any of the following (collectively, the “Seller Indemnity Obligations”): (i) any and all Seller Indemnified Liabilities (as defined below); and (ii) any breach or default by Seller of this Agreement including, without limitation, the representations and warranties of Seller contained in, and as limited under, this Agreement to the extent that such representations, warranties and/or covenants survive Closing.  As used herein, the term “Seller Indemnified Liabilities” means, with respect to the Property (to the extent incurred as of the Closing): (i) obligations or liabilities arising out of acts or omissions of Seller or any of its affiliates occurring during Seller’s Ownership Period; and (ii) to the extent covered by insurance maintained by Seller, liabilities arising from any claims by third parties arising out of events occurring prior to the Closing, provided, however, that Seller’s sole obligation with respect to this clause (ii) shall be to tender a claim with respect thereto to Seller’s insurer and to remit to the applicable Purchaser Related Party any proceeds of such claim to the extent of  the applicable Purchaser Related Party’s loss with respect thereto.

8.1.3                Notwithstanding the foregoing, if any of the Purchaser Related Parties is entitled to defense or indemnification under Section 8.1.2 above (an “Indemnification Claim”), Seller shall not be obligated to defend, indemnify and hold harmless such Purchaser Related Party unless and until such Purchaser Related Party provides written notice (a “Claim Notice”) to Seller promptly after

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such Purchaser Related Party has actual knowledge of any facts or circumstances on which such Indemnification Claim is based, describing in reasonable detail such facts and circumstances with respect to such Indemnification Claim.  If any Purchaser Related Party delivers a Claim Notice, Purchaser shall cause such Purchaser Related Party to diligently pursue, in good faith, the resolution of the underlying Indemnification Claim in a timely fashion.

8.1.4                At Closing, Seller shall fund the amount of Two Million Dollars ($2,000,000) into an escrow account to be held by the Title Company (the “Holdback Escrow”) pursuant to a post-closing escrow agreement between Purchaser, Seller and the Title Company, in form and substance reasonably satisfactory to Purchaser, Seller and the Title Company.  Seller hereby covenants and agrees, after Closing, to maintain a minimum balance in the Holdback Escrow of not less than the Required Amount (as defined below).  As used herein, the term “Required Amount” shall mean, as of any date of determination (i) during the period from the Closing Date to the date that is six (6) months after the Closing Date, an amount equal to (x) Two Million Dollars ($2,000,000), minus (y) the aggregate amount actually paid by Seller to any Purchaser Related Parties on account of any Seller Indemnity Obligations on or before such date of determination, (ii) during the period from the date that is six (6) months after the Closing Date to the date that is nine (9) months after the Closing Date (the “Indemnification Termination Date”), an amount equal to (x) One Million Dollars ($1,000,000), minus (y) the aggregate amount actually paid by Seller to any Purchaser Related Parties on account of any Seller Indemnity Obligations on or before such date of determination, and (iii) from and after the Indemnification Termination Date, an amount equal to (x) if no Claim Notice has been delivered by any Purchaser Related Party to Seller prior to the Indemnification Termination Date, Zero Dollars ($0), or (y) if a Claim Notice has been delivered by any Purchaser Related Party to Seller prior to the Indemnification Termination Date, the lesser of (I) an amount equal to (1) One Million Dollars ($1,000,000), minus (2) the aggregate amount actually paid by Seller to any Purchaser Related Parties on account of any Seller Indemnity Obligations on or before such date of determination, and (II) the amount necessary to pay the Indemnification Claim giving rise to such Claim Notice in full; provided further, however, that notwithstanding the foregoing, if a Claim Notice has been delivered by any Purchaser Related Party to Seller prior to the Indemnification Termination Date, the Required Amount shall be reduced to Zero Dollars ($0) on the date (the “Holdback Requirement End Date”) that the applicable statute of limitations with respect to the related Indemnification Claim expires in accordance with applicable law.  If at any time the amount on deposit in the Holdback Escrow exceeds the Required Amount as of such date, Seller and Purchaser shall direct Title Company to disburse to Seller funds from the Holdback Escrow in the amount of such excess.

8.2    Breach by Purchaser.

(a)       If this Agreement has not been terminated prior to Closing pursuant to any right of Seller or Purchaser to so terminate under the provisions hereof, all conditions precedent to Purchaser’s obligation to consummate the Closing which are set forth in this Agreement have been satisfied or waived by Purchaser at or prior to closing and Purchaser fails to consummate the purchase of the Property pursuant to this Agreement for any reason (other than Seller’s default), Seller may terminate this Agreement and thereupon shall be entitled to the Earnest Money as liquidated damages (and not as a penalty), and neither party shall have any further right or obligation hereunder other than the Surviving Obligations.  Seller and Purchaser have made the provision in this Section 8.2(a) for liquidated damages because it would be difficult to calculate, on the date hereof, the amount of actual damages for such breach, and Seller and Purchaser agree that these sums represent reasonable compensation to Seller for such breach.

(b)      Notwithstanding the provisions of Section 8.2(a) above, the foregoing shall not in any way limit, affect or impair any of Purchaser’s indemnities as provided in Sections 4.2, 4.5,

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5.1, 6.4, 10.2 or 10.20 of this Agreement, which Purchaser acknowledges are Surviving Obligations hereunder.

9.
FUTURE OPERATIONS

9.1    Future Operations.

(a)       From the date of this Agreement until the Closing or earlier termination of this Agreement:

(i)                                  Seller will use commercially reasonable efforts to cause the Manager to keep and maintain the Property in substantially its condition as of the date of this Agreement including, without limitation; (A) maintaining the inventories of furniture, fixtures, equipment, supplies, retail merchandise, food and beverages at the Property at levels maintained in the ordinary course of business prior to the Effective Date; (B) performing maintenance and repairs for the Property in the ordinary course of business; (C) taking or ceasing such action as is necessary, appropriate or advisable to cure any violation of applicable law with respect to the Property; (D) renewing all Licenses and Permits prior to their expiration; (E) maintaining all insurance policies in effect as of the Effective Date; (F) not making any alterations or improvements at the Property or demolishing any of the Property, other than (1) the Restaurant Punchlist Work, and (2) 2013 CapEx Work; (G) not selling, transferring or otherwise disposing of any of the Property, other than consumable inventories in the ordinary course of business; (H) not removing any Tangible Personal Property from the Property, other than in the ordinary course of business and (I) not taking, or causing or permitting to be taken, any action which could impair Seller’s title to any of the Property or create any lien or encumbrance thereon;

(ii)                              Seller will perform all of Seller’s material obligations under the Contracts, Leases and Management Agreement;

(iii)                          Seller will not, without the prior written consent of Purchaser (which Purchaser shall not unreasonably withhold, condition or delay), modify, enter into, or renew any Contract (i) which cannot be cancelled upon thirty (30) days prior written notice without payment of any termination fee, or (ii) with a cost per annum of $50,000 or more;

(iv)                          Seller will not amend, extend, renew or terminate the Management Agreement without Purchaser’s prior written consent;

(v)                              Seller shall furnish Purchaser with a copy of all material written notices received by Seller or Manager from any governmental authority or other party of any violation of any law, statute, ordinance, regulation or order of any governmental or public authority relating to the Property within ten (10) days following receipt thereof; and

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(vi)                          Seller shall not cause Manager to (A) transfer or cancel any Bookings scheduled to occur on or after the Closing Date, other than in the ordinary course of business, or (B) accept any Bookings scheduled to occur on or after the Closing Date at a discount from Seller’s regular room rates, other than in the ordinary course of business.

(b)      Leasing of Space.  From the Effective Date until the Closing or earlier termination of this Agreement, Seller will not lease any space in the Improvements without the prior written approval of Purchaser (such approval not to be unreasonably withheld, conditioned or delayed).  For avoidance of doubt, the foregoing limitation upon Seller shall apply with respect to Lease renewals and Lease extensions with respect to Leases existing as of the Effective Date (other than any renewals or extensions exercised as of right by a party other than the Seller under such Lease), but shall not apply with respect to nightly room rentals.  If the Closing occurs, all costs and expenses incurred and paid by Seller under (i) any new Lease entered into after the Effective Date with Purchaser’s approval (or deemed approval as hereafter provided) and (ii) any extension, renewal or modification of an existing Lease entered into after the Effective Date pursuant to rights of the tenant contained in the Lease or otherwise with Purchaser’s approval (or deemed approval as hereafter provided), shall be paid by Purchaser in accordance with Section 6.4(b) of this Agreement.  Said costs and expenses shall include, but not be limited to, costs incurred and paid by Seller for tenant improvements, leasing commissions, capital improvements, and reasonable attorneys’ fees.  If Purchaser does not deliver written notice to Seller of its approval or disapproval of any matters for which Seller seeks Purchaser’s approval as set forth above within five (5) Business Days after Purchaser’s receipt of Seller’s request for such approval, Purchaser shall be deemed to have approved such matters and to have agreed to assume all obligations with respect thereto.

10.
MISCELLANEOUS

10.1              Notices.  All notices, demands and requests which may be given or which are required to be given by either party to the other, and any exercise of a right of termination provided by this Agreement, shall be in writing and shall be deemed effective either:  (a) on the date personally delivered to the address below, as evidenced by written receipt therefor, whether or not actually received by the person to whom addressed; (b) if by Email, on the date delivered if delivered prior to 5:00 p.m. New York City time on a Business Day to Email address below as evidenced by a return electronic delivery notification (or, if not, then on the next Business Day after the date so delivered), whether or not actually received by the person to whom addressed so long as notice is also sent on the same date as the Email transmission and is delivered by one of the methods describe in clauses (a), (c), (d) or (e) hereof within the applicable time period thereafter; (c) on the third (3rd) Business Day after being sent, by certified or registered mail, return receipt requested, addressed to the intended recipient at the address specified below; (d) on the first (1st) Business Day after being deposited into the custody of a nationally recognized overnight delivery service such as Federal Express or UPS, addressed to such party at the address specified below, or (e) on the first (1st) Business Day after the date delivered by facsimile to the respective numbers specified below.  For purposes of this Section 10.1, the addresses of the parties for all notices are as follows (unless changed by similar notice in writing given by the particular person whose address is to be changed):

If to Seller:	WSRH Chicago, L.L.C. c/o RBS Financial Products Inc. 600 Washington Boulevard Stamford, CT 06901

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Attention: Lance W. Haberin
	Tel:	(203) 897-2777
	Fax: Email:	(203) 873-4477 lance.haberin@rbs.com

with a copy to:	Sidley Austin LLP
One South Dearborn Street
Chicago, IL 60603
Attention: Dennis M. Coghlan
	Tel:	(312) 853-4143
	Fax:	(312) 853-0736
	Email:	dcoghlan@sidley.com

If to Purchaser:	c/o Watermark Capital Partners 272 East Deerpath Road, Suite 320 Lake Forest, IL 60045 Attention: Michael G. Medzigian
	Tel: Fax: Email:	847.482.8600 847.482.8696 medzigian@watermarkcap.com

with a copy to:	Paul Hastings LLP 515 S. Flower Street, 25th Floor Los Angeles, CA 90071 Attention: Rick S. Kirkbride, Esq. Tel: 213.683.6261 Email: rickkirkbride@paulhastings.com

If to Title Company:	First American Title Insurance Company 30 North LaSalle St. Suite 2700 Chicago, IL 60602 Attention: Carolyn Neuert Grainger
	Tel: Fax: Email:	312-917-7250 866-314-2312 cgrainger@firstam.com

10.2              Real Estate Commissions.  Seller shall pay to Jones Lang LaSalle Americas (Illinois), L.P. (hereinafter called “Agent” whether one or more) upon the Closing of the transaction contemplated hereby, and not otherwise, a cash commission in the amount agreed on in a separate listing agreement between Seller and Agent.  Said commission shall in no event be earned, due or payable unless and until the transaction contemplated hereby is closed and fully consummated strictly in accordance with the terms of this Agreement and Seller has received the Purchase Price in immediately available funds; if such transaction is not closed and fully consummated for any reason, including, without limitation, failure of title or default by Seller or Purchaser or termination of this Agreement pursuant to the terms hereof, then such commission will be deemed not to have been earned and shall not be due or payable.  Except as set forth above with respect to Agent, neither Seller nor Purchaser has authorized any broker or finder to act on such party’s behalf in connection with the sale and purchase hereunder and neither Seller nor Purchaser has dealt with any broker or finder purporting to act on behalf of any other party.  Purchaser agrees to indemnify and hold harmless Seller from and against any and all claims, losses, damages, costs or expenses of any kind or character arising out of or resulting from any agreement,

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arrangement or understanding alleged to have been made by Purchaser or on Purchaser’s behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby.  Seller agrees to indemnify and hold harmless Purchaser from and against any and all claims, losses, damages, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Seller or on Seller’s behalf with any broker (including without limitation, Agent) or finder in connection with this Agreement or the transaction contemplated hereby.  Notwithstanding anything to the contrary contained herein, this Section 10.2 shall survive the Closing or any earlier termination of this Agreement.

10.3              Entire Agreement. This Agreement embodies the entire agreement between the parties relative to the subject matter hereof, and there are no oral or written agreements between the parties, nor any representations made by either party relative to the subject matter hereof, which are not expressly set forth herein.

10.4              Amendment.  This Agreement may be amended only by a written instrument executed by the party or parties to be bound thereby.

10.5              Headings.  The captions and headings used in this Agreement are for convenience only and do not in any way limit, amplify, or otherwise modify the provisions of this Agreement.

10.6              Time of Essence.  Time is of the essence of this Agreement; however, if the final date of any period which is set out in any provision of this Agreement falls on a Saturday, Sunday or legal holiday under the laws of the United States or the State of Illinois, then, in such event, the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday(each such day which is not a Saturday, Sunday or legal holiday is referred to herein as a “Business Day”).

10.7              Governing Law.  The validity, construction, enforcement and interpretation of this Agreement, and any claim, controversy or dispute arising under or related to this Agreement, or the rights, duties and relationship of the parties thereto, shall be governed by the laws of the State of Illinois, without regard to the principles thereof regarding conflict of laws, and any applicable laws of the United States of America.

10.8              Successors and Assigns; Assignment.  This Agreement shall bind and inure to the benefit of Seller and Purchaser and their respective heirs, executors, administrators, personal and legal representatives, successors and permitted assigns; provided, however, that Purchaser shall not assign this Agreement or any interest herein without the prior written consent of Seller, which consent may be withheld absolutely.  Any subsequent assignment may be made only with the prior written consent of Seller.  No assignment of Purchaser’s rights hereunder shall relieve Purchaser of its liabilities under this Agreement. Except as set forth in Sections 5.3, 10.18 and 10.19 hereof, this Agreement is solely for the benefit of Seller and Purchaser; there are no third party beneficiaries hereof.  Any assignment of this Agreement in violation of the foregoing provisions shall be null and void.

10.9              Invalid Provision.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid, or unenforceable provision or by its severance from this Agreement.

10.10      Attorneys’ Fees.  In the event either party hereto shall file suit to enforce this Agreement or any provision contained herein, the party prevailing in such suit shall be entitled to recover, in

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addition to all other remedies or damages, as provided herein, reasonable attorneys’ fees incurred in such suit.

10.11      Multiple Counterparts.  This Agreement may be executed in a number of identical counterparts which, taken together, shall constitute collectively one (1) agreement; in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart with each party’s signature.

10.12      Effective Date.  As used herein the term “Effective Date” shall mean the date first written above.

10.13      Exhibits.  The following exhibits are attached to this Agreement and are incorporated into this Agreement by this reference and made a part hereof for all purposes:

(a)       Exhibit A-1, the legal description of the Hotel Parcel.

(b)      Exhibit A-2, the legal description of the Hotel Service Area Parcel.

(c)       Exhibit B, the form of the Assignment of Hotel Leases.

(d)     Exhibit C, the form of the Bill of Sale and Assignment and Assumption Agreement.

(e)       Exhibit D, the form of the Taxpayer I.D. Certification.

(f)        Exhibit E, exceptions to Seller’s Representations and Warranties.

(g)      Exhibit F, the form of Escrow Agreement

(h)      Exhibit G, the description of Hotel Ground Lease.

(i)          Exhibit H, the description of Hotel Service Area Lease.

(j)          Exhibit I, the Permitted Encumbrances.

(k)      Exhibit J, the form of Manager’s Estoppel.

(l)          Exhibit K, [intentionally omitted].

(m)  Exhibit L-1, the form of Hotel Ground Lease Lessor’s Estoppel.

(n)      Exhibit L-2, the form of Hotel Service Area Lease Lessor’s Estoppel.

(o)      Exhibit M, the list of gift certificates.

(p)      Exhibit N, the list of Leases.

(q)      Exhibit O, the list of Contracts.

(r)         Exhibit P, the form of Assignment and Assumption of Management Agreement.

(s)        Exhibit Q, the list of Seller Due Diligence Materials provided on or before the Effective Date.

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(t)         Exhibit R, the description of ongoing work at the Property.

(u)      Exhibit S, the list of Seller Licenses and Permits.

(v)      Exhibit T, the Audit Request Materials.

(w)  Exhibit U, the list of Employee Agreements.

(x)      Exhibit V, the SEC Relief Request.

(y)      Exhibit W, the Audit Representation Letter.

(z)       Exhibit X-1, the Chicago Renaissance Capital Expenditures 2013 Great Street Renovation schedule.

(aa)   Exhibit X-2, the Renaissance Chicago Capital Projection 2013 schedule.

10.14      No Recordation.  Seller and Purchaser hereby acknowledge that neither this Agreement nor any memorandum or affidavit thereof shall be recorded of public record in Cook County, Illinois or any other county.  Should Purchaser ever record or attempt to record this Agreement, or a memorandum or affidavit thereof, or any other similar document, then, notwithstanding anything herein to the contrary, said recordation or attempt at recordation shall constitute a default by Purchaser hereunder, and, in addition to the other remedies provided for herein, Seller shall have the express right to terminate this Agreement by filing a notice of said termination in the county in which the Land is located.

10.15      Merger Provision.  Except as otherwise expressly provided herein, any and all rights of action of Purchaser for any breach by Seller of any representation, warranty or covenant contained in this Agreement shall merge with the Assignment of Hotel Leases and other instruments executed at Closing, shall terminate at Closing and shall not survive Closing.

10.16      DTPA Waiver.  PURCHASER HEREBY REPRESENTS AND WARRANTS TO SELLER THAT (A) PURCHASER IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION, (B) PURCHASER IS REPRESENTED BY LEGAL COUNSEL, AND (C) PURCHASER IS SEEKING TO ACQUIRE THE PROPERTY, WHICH WILL NOT BE USED AS A FAMILY RESIDENCE, FOR A CONSIDERATION THAT EXCEEDS $500,000, OR (D) (i) PURCHASER IS A BUSINESS ENTITY THAT EITHER HAS ASSETS OF $25,000,000 OR MORE OR IS OWNED OR CONTROLLED BY A CORPORATION OR ENTITY WITH ASSETS OF $25,000,000 OR MORE, OR (ii) PURCHASER IS A SOPHISTICATED REAL ESTATE INVESTOR AND HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF THIS TRANSACTION.  PURCHASER HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS, REMEDIES AND BENEFITS UNDER ANY CONSUMER PROTECTION LAW, WHETHER FEDERAL, STATE OR LOCAL.  PURCHASER COVENANTS NOT TO SUE SELLER UNDER ANY SUCH CONSUMER PROTECTION LAW.

10.17      Jury Waiver.  PURCHASER AND SELLER DO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, OR UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE DOCUMENTS DELIVERED BY PURCHASER AT CLOSING OR SELLER AT CLOSING, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ANY ACTIONS OF

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EITHER PARTY ARISING OUT OF OR RELATED IN ANY MANNER WITH THIS AGREEMENT OR THE PROPERTY (INCLUDING WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT AND ANY CLAIMS OR DEFENSES ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE).  THIS WAIVER IS A MATERIAL INDUCEMENT FOR SELLER TO ENTER INTO AND ACCEPT THIS AGREEMENT AND THE DOCUMENTS DELIVERED BY PURCHASER AT CLOSING AND SHALL SURVIVE THE CLOSING OF TERMINATION OF THIS AGREEMENT.

10.18      Limitation on Liability.  No present or future direct or indirect partner, member, director, officer, shareholder, affiliate, employee, advisor, agent, attorney, asset manager, or sub-asset manager of or in Seller or Purchaser shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any of the transactions contemplated hereby or any agreement made or entered into under or in connection with the provisions of this Agreement or such transactions, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Purchaser and its successors and assigns shall look solely to Seller’s interest in the Property for the payment of any claim or for any performance, and each party hereby waives, on behalf of itself and all of its members and affiliates, any and all such personal liability. The limitations on liability contained in this Section 10.18 are in addition to, and not in limitation of, any limitation on liability applicable to Seller or Purchaser, as applicable, provided in any other provision of this Agreement or by law or by any other contract, agreement or instrument.

10.19      Confidentiality.  Without limiting the terms and conditions of Section 4.2 of this Agreement, each party to this Agreement shall keep confidential and shall not disclose the terms of the transfers contemplated in this Agreement, including, without limitation, the Purchase Price and all other financial terms, without the prior written consent of the other party except: (1) to such party’s directors, officers, partners, members, affiliates, employees, legal counsel, accountants, engineers, architects, financial advisors and similar professionals and consultants, and to Purchaser’s actual or prospective lenders, investors and assignees, in each case to the extent such party deems it necessary or appropriate in connection with the transaction contemplated hereunder (and the disclosing party shall inform each of the foregoing parties of the obligations under this Section 10.19), (2) to Title Company in connection with the Closing and issuance of the Owner’s Policy, (3) as reasonably necessary to effectuate the Closing hereunder and to effectuate the transfer or issuance of new permits with respect to the Property and otherwise to prepare for the transition of ownership and operation of the Property by Purchaser post-Closing, (4) to enforce the terms of this Agreement, (5) as otherwise required by law or regulation, including, without limitation, any filings or disclosures made by Purchaser to the United States Securities and Exchange Commission in accordance with applicable law, or (6) to the extent such information is public knowledge, other than by disclosure in violation of this Section 10.19.  Each party hereto making disclosures of confidential information relating to this Agreement agrees to indemnify and hold harmless the other party from and against any and all claims, losses, damages, costs or expenses of any kind or character arising out of or resulting from any breach of this Section 10.19 by the disclosing party or by any party described in the foregoing clause (1) to whom the disclosing party delivers any such confidential information.  Notwithstanding the foregoing, all press releases and all other publicity concerning the transactions contemplated by this Agreement shall be drafted and prepared by Purchaser, and Seller agrees not to deliver or publish any press releases or other publicity regarding the sale of the Property pursuant to this Agreement; provided, however, such press release or other publicity (i) shall be conditioned upon Seller’s reasonable approval thereof, (ii) shall not disclose any of the confidential items noted above, except that Purchaser may disclose (1) the Purchase Price, (2) the sum of capital expenditures, transaction costs, working capital and pre-paid operating costs, and (3) the sum of (1) and (2), and (iii) shall be provided by Purchaser to Seller in advance to allow Seller a reasonable period of time, not to exceed three (3) Business Days, to review and approve or comment on Purchaser’s proposed disclosure in advance of Purchaser making such disclosure.  Notwithstanding anything to the contrary

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contained herein, each party’s obligations under this Section 10.19 shall survive the Closing or any earlier termination of this Agreement.

10.20      Real Estate Tax Appeal.

10.20.1      From and after Closing, with respect to the 2011 and 2012 real estate taxes (payable in 2012 and 2013, respectively), Seller shall be entitled to control,  commence, continue or settle any proceeding to contest the real estate taxes for such 2011 and 2012 real estate taxes with respect to the Property or any portion thereof (the “2011 Tax Contest” and “2012 Tax Contest”, respectively) and to any refund or abatement of such 2011 or 2012  real estate taxes awarded in any proceedings; provided, however, that Seller shall not agree to settle the 2011 Tax Contest or the 2012 Tax Contest in a manner that will (i) increase the assessment of the Property or decrease any settlement relating to real estate taxes for 2013 (except as provided below) or for any taxable periods subsequent to 2013 (“Other Taxable Periods”), or (ii) decrease the amount of any reduction or refund that would otherwise be payable for any Other Taxable Periods, without Purchaser’s prior written consent. With respect to the 2013 real estate taxes (payable in 2014), Seller alone shall continue to have the right to control, commence, continue or settle any proceeding to contest such 2013 real estate taxes with respect to the Property or any portion thereof (“2013 Tax Contest”); provided, however, that Seller shall not agree to settle the 2013 Tax Contest in a manner that will (1) increase the assessment of the Property or decrease any settlement relating to real estate taxes for any Other Taxable Periods, or (2) decrease the amount of any reduction or refund that would otherwise be payable for any Other Taxable Periods, without Purchaser’s prior written consent.  Any refunds or abatements awarded in the 2013 Tax Contest shall be used first to reimburse the Seller for the reasonable costs and expenses incurred by Seller in undertaking the 2013 Tax Contest, and the remainder of such refunds or abatements shall be prorated between Seller and Purchaser as of the Closing Date, and the Party receiving such refunds or abatements promptly shall pay such prorated amount due to the other Party.

10.20.2      Seller has already filed a 2011 Tax Contest and Seller shall make reasonable efforts to keep Purchaser apprised of the status of the 2011 Tax Contest, including the provision of any tax contest results (initial, non-final or final) or proposed settlements or refunds in a timely manner such that the Purchaser has a meaningful opportunity to provide input on the 2011 Tax Contest after Closing.  Should Seller elect to undertake a 2012 Tax Contest or a 2013 Tax Contest, Seller shall make reasonable efforts to keep Purchaser apprised of the status of the 2012 Tax Contest or 2013 Tax Contest, as applicable, including the provision of any tax contest results (initial, non-final or final) or proposed settlements or refunds in a timely manner such that the Purchaser has a meaningful opportunity to provide input on the 2012 Tax Contest and/or 2013 Tax Contest, as applicable, to the Seller.

10.20.3      Purchaser shall use commercially reasonable efforts to cooperate with the Seller in connection with any such 2011 Tax Contest, 2012 Tax Contest and/or 2013 Tax Contest, as applicable (at no cost or expense to the Purchaser other than any de minimis cost or expense or any cost or expense which Seller agrees in writing to reimburse) and to execute and deliver any documents and instruments reasonably requested by Seller in furtherance of the contest of such real estate taxes, so long as such documents and instruments to not impose any material additional costs, liabilities or obligations on Purchaser including, without limitation, paying over (or, if applicable, use reasonable efforts to cause Manager to pay over) to Seller any settlement, refund or other proceeds thereof received by Purchaser or Manager and/or, if requested by Seller, endorsing (or, if applicable, use reasonable efforts to cause Manager to endorse) any check or other instrument evidencing any such settlement, refund or other proceeds to the extent made payable to Seller, Manager or the Property to the extent Seller is entitled to same in accordance with this Section 10.20, net of amounts, if any, owed

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by Seller to any tenant pursuant to any lease in effect during the applicable tax year (e.g. 2011 in the case of the 2011 Tax Contest).

10.20.4                              The provisions of this Section 10.20 shall survive Closing.

10.21      3-05 Audit.  Seller acknowledges that, if the Closing occurs, Purchaser will be required to prepare audited financial statements of the hotel located at the Property (the “Hotel”) for full-year 2012 and for the first nine months of 2013 in compliance with Rule 3-05 of Regulation S-X of the U.S. Securities and Exchange Commission (the “SEC”), which audit is required to be completed and filed with the SEC within seventy-five (75) days after the Closing (the “Audit”). Seller agrees to use reasonable good faith efforts to promptly deliver to Purchaser all of the audit request materials listed on Exhibit T to the extent in Seller’s possession or control; provided, however, that, to the extent in Seller’s possession or control, Seller shall deliver such materials not later than ten (10) Business Days prior to the Closing; and provided, further, Seller acknowledges and agrees to use its good faith efforts to also provide such additional information which is deemed material and reasonably necessary (as determined by Auditor (as defined below) in its good faith discretion) to enable Purchaser and its accountants to conduct the Audit.  Upon Purchaser’s request after the Effective Date, Seller shall engage (at Purchaser’s sole cost and expense) McGladrey LLP or another nationally recognized audit firm selected by Seller and approved by Purchaser (“Auditor”) to commence and complete the Audit.  In order to complete the Audit, the auditor will require a representation from the owners of the Hotel during the period of the Audit. Seller acknowledges that the indirect owner of the Hotel during the period of January 1, 2012 through June 28, 2012, WSRH Chicago Mezz, L.L.C., a Delaware limited liability company (“Walton”) (i.e., the predecessor-in-interest to the current member of Seller as owner of the direct membership interests in Seller), has denied Seller’s request to provide the representation that Auditor would require to complete an audit of such period. On November 14, 2013, Purchaser submitted to the SEC a request to complete alternative audit procedures (the “SEC Relief Request”), a copy of which is attached hereto as Exhibit V.  If, prior to Closing, Purchaser receives written notification (the “SEC Denial Notice”) from the SEC denying the SEC Relief Request (a copy of which SEC Denial Notice Purchaser shall promptly deliver to Seller) or otherwise has not obtained approval from the SEC as it relates to the SEC Relief Request, and Seller cannot obtain an agreement from Walton to provide the representation that would be required by the Auditor in order to complete the Audit, Purchaser may terminate this Agreement by delivering notice thereof in writing to Seller on or before the date that is the earlier of (a) three (3) Business Days after Purchaser receives the SEC Denial Notice, if applicable, or (b) the Closing Date; in which event, the Earnest Money at that time held by the Title Company, together with all interest accruing thereon, shall immediately be returned to Purchaser and neither party shall have any obligations hereunder other than the Surviving Obligations; provided, however, that in such event, in addition to Purchaser’s receipt of the Earnest Money, Seller shall reimburse Purchaser in an amount equal to one-half (1/2) of all of Purchaser’s actual reasonable out-of-pocket costs and expenses incurred by Purchaser in connection with the transaction contemplated under this Agreement, including but not limited to, costs incurred in connection with Purchaser’s due diligence activities and Purchaser legal fees (less any amount owed to the Auditor for the Audit, to the extent such amounts remain unpaid by Purchaser); and provided further, however, that in no event will Seller’s liability with respect to such reimbursement obligation exceed $150,000 in the aggregate.  In connection with and in furtherance of the foregoing, to the extent required by Auditor to perform the Audit, Seller covenants and agrees to execute and deliver to Auditor an audit representation letter for the period of time since the current holders of direct and indirect ownership interests in Seller have held such interests (i.e. from June 29, 2012 through September 30, 2013) in the form attached hereto as Exhibit T (the “Audit Representation Letter”), as may be modified in a manner reasonably acceptable to Seller and the Auditor to account for any issues identified during the Audit.

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IN WITNESS WHEREOF, Purchaser and Seller have executed this Agreement as of the date set forth next to each party’s signature below, with the intention that this Agreement shall become effective on the Effective Date.

PURCHASER: Date of Execution by Purchaser: November 25, 2013	CWI CHICAGO HOTEL, LLC a Delaware limited liability company By: /s/ Michael G. Medzigian Name: Michael G. Medzigian Its: President and Chief Executive Officer

SELLER: Date of Execution by Seller: November 25, 2013	WSRH CHICAGO, L.L.C., a Delaware limited liability company By: /s/ Steve Cho Name: Steve Cho Its: Managing Director

PURCHASE AND SALE AGREEMENT	Signature Page
Renaissance Chicago Downtown Hotel

EXHIBIT A-1
TO PURCHASE AND SALE AGREEMENT

HOTEL PARCEL LEGAL DESCRIPTION

THE EAST HALF, BY AREA, OF A TRACT OF LAND CONSISTING OF ALL LOTS AND ALL STREETS AND ALLEYS WITHIN ONE BLOCK 16 OF ORIGINAL TOWN OF CHICAGO IN THE EAST PART OF THE SOUTHEAST QUARTER OF SECTION 9, TOWNSHIP 39 NORTH, RANGE 14 EAST OF THE THIRD PRINCIPAL MERIDIAN, TOGETHER WITH A STRIP OF LAND, LYING EAST OF AND ADJOINING SAID BLOCK 16 AND WEST OF THE WEST LINE OF STATE STREET AS ESTABLISHED BY AN ACT OF THE LEGISLATURE OF THE STATE OF ILLINOIS, APPROVED MARCH 3, 1845, IN COOK COUNTY, ILLINOIS, BOUNDED AS FOLLOWS:

BEGINNING ON THE SOUTH LINE OF WACKER DRIVE, AT A POINT 161.73 FEET EAST OF THE INTERSECTION OF SAID SOUTH LINE WITH THE EAST LINE OF DEARBORN STREET; THENCE EAST ALONG SAID SOUTH LINE, A DISTANCE OF 161.90 FEET, TO THE WEST LINE OF STATE STREET; THENCE SOUTH ALONG SAID WEST LINE, A DISTANCE OF 310.64 FEET TO THE NORTH LINE OF LAKE STREET; THENCE WEST ALONG SAID NORTH LINE, A DISTANCE OF 162.21 FEET, TO A POINT 161.72 FEET EAST OF THE INTERSECTION OF SAID NORTH LINE WITH THE EAST LINE OF SAID DEARBORN STREET; THENCE NORTH ALONG A STRAIGHT LINE PARALLEL WITH SAID EAST LINE OF DEARBORN STREET, A DISTANCE OF 311.25 FEET TO THE POINT OF BEGINNING, IN COOK COUNTY, ILLINOIS.

ALSO KNOWN AS:

LOT 2 IN THE LEO BURNETT RESUBDIVISION OF A TRACT OF LAND IN THE EAST 1/2 OF THE SOUTHEAST 1/4 OF SECTION 9, TOWNSHIP 39 NORTH, RANGE 14 EAST OF THE THIRD PRINCIPAL MERIDIAN IN COOK COUNTY, ILLINOIS, ACCORDING TO THE PLAT THEREOF RECORDED MARCH 15, 1990 AS DOCUMENT 90117294.

NEW MEASURED LEGAL DESCRIPTION:

LOT 2, LEO BURNETT RESUBDIVISION OF THE EAST HALF OF THE SOUTHEAST QUARTER OF SECTION 9, TOWNSHIP 39 NORTH, RANGE 14, EAST OF THE THIRD PRINCIPAL MERIDIAN, CITY OF CHICAGO, COOK COUNTY, ILLINOIS, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT THE NORTHEAST CORNER OF SAID LOT 2; THENCE SOUTH 00 DEGREES 00 MINUTES 00 SECONDS WEST, 310.64 FEET; THENCE NORTH 89 DEGREES 00 MINUTES 00 SECONDS WEST, 162.21 FEET; THENCE NORTH 00 DEGREES 03 MINUTES 34 SECONDS EAST, 311.25 FEET; THENCE SOUTH 88 DEGREES 46 MINUTES 56 SECONDS EAST, 161.90 FEET TO THE POINT OF BEGINNING.

PIN:                 17-09-426-031-0000

ADDRESS:                 1 West Wacker Drive, Chicago, Illinois 60601

EXHIBIT A-1 to
PURCHASE AND SALE AGREEMENT
Renaissance Chicago Downtown Hotel	Exhibit Page 1

EXHIBIT A-2
TO PURCHASE AND SALE AGREEMENT

HOTEL SERVICE AREA PARCEL LEGAL DESCRIPTION

THOSE PORTIONS OF LOTS 1, 3 AND 4 IN THE LEO BURNETT RESUBDIVISION OF A TRACT OF LAND IN THE EAST HALF OF THE SOUTHEAST QUARTER OF SECTION 9, TOWNSHIP 39 NORTH, RANGE 14, EAST OF THE THIRD PRINCIPAL MERIDIAN, IN COOK COUNTY, ILLINOIS, ACCORDING TO THE PLAT THEREOF RECORDED MARCH 15, 1990 AS DOCUMENT 90117294, AS SET FORTH IN SECTION 1 OF THE MEMORANDUM OF LEASE RECORDED NOVEMBER 10, 2003 AS DOCUMENT 0331431117.

PINS:        17-09-426-030-0000; 17-09-426-032-0000; and 17-09-426-033-0000

ADDRESS:              35 West Wacker Drive, Chicago, Illinois 60601

EXHIBIT A-2 to
PURCHASE AND SALE AGREEMENT
Renaissance Chicago Downtown Hotel	Exhibit Page 1

EXHIBIT B
TO PURCHASE AND SALE AGREEMENT

PREPARED BY AND WHEN
RECORDED RETURN TO:

Sidley Austin LLP
One South Dearborn Street
Chicago, IL 60603
Attention: Dennis M. Coghlan

(Above Space for Recorder’s use only)

ASSIGNMENT AND ASSUMPTION OF HOTEL LEASES

THIS ASSIGNMENT AND ASSUMPTION OF HOTEL LEASES (this “Assignment”), dated as of [______], 2013, is made by and between WSRH CHICAGO, L.L.C., a Delaware limited liability company, having an office address at c/o RBS Financial Products Inc., 600 Washington Boulevard, Stamford, CT  06901 (“Assignor”), and CWI Chicago Hotel, LLC, a Delaware limited liability company, having an office address at c/o Watermark Capital Partners, 272 East Deerpath Road, Suite 320, Lake Forest, IL 60045, Attention:  Michael G. Medzigian (“Assignee”).

WITNESSETH:

WHEREAS, Assignor owns the leasehold interest, as lessee, in (i) that certain tract of land  located in the City of Chicago, Cook County, Illinois, being more particularly described on Exhibit A-1 attached hereto and made a part hereof (the “Hotel Parcel”) pursuant to that certain lease described on Exhibit B-1 attached hereto and made a part hereof (the “Hotel Ground Lease”), and (ii) certain premises located in the City of Chicago, Cook County, Illinois, being more particularly described on Exhibit A-2 attached hereto and made a part hereof (the “Hotel Service Area Parcel” and, together with the Hotel Parcel, the “Leased Property”) pursuant to that certain lease described on Exhibit B-2 attached hereto and made a part hereof (the “Hotel Service Area Lease” and, together with the Hotel Ground Lease, the “Hotel Leases”).

WHEREAS, Pursuant to the terms and conditions set forth in that certain Purchase and Sale Agreement by and between Assignor and Assignee dated as of November 25, 2013 (the “Sale Agreement”), Assignor agreed to assign to Assignee, and Assignee has agreed to, among other things, assume all of the right, title and interest of Assignor in, to and under the Hotel Leases.  Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Sale Agreement.

NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.                                    Assignor hereby assigns to Assignee all of Assignor’s right, title and interest in, to and under the Property (and all Improvements located thereon) pursuant to the terms of the Hotel Leases.

TO HAVE AND TO HOLD the same unto Assignee, its successors and assigns from and after the date hereto subject to the terms, covenants and conditions of the Ground Leases, and this Assignment.

EXHIBIT B to
PURCHASE AND SALE AGREEMENT
Renaissance Chicago Downtown Hotel	Exhibit Page 1

And Assignor covenants with Assignee that Assignor has done nothing to impair such title as Assignor received, and that Assignor will warrant and defend the title against the lawful claims of all persons claiming by, under or through Assignor, except for the Permitted Encumbrances.

2.                                    Assignee hereby accepts and assumes all of the lessee’s obligations under the Hotel Leases arising from and after the date hereof.

3.                                    Assignor hereby agrees to indemnify, defend and hold harmless Assignee from any loss, cost or expense (including reasonable attorneys’ fees) suffered or incurred by Assignee as a result of Assignor’s breach or default of its obligations and liabilities under the Hotel Leases first arising or occurring prior to the date hereof.

4.                                    Assignee hereby agrees to indemnify, defend and hold harmless Assignor from any loss, cost or expense (including reasonable attorneys’ fees) suffered or incurred by Assignor as a result of Assignee’s breach or default of its obligations and liabilities under the Hotel Leases first arising or occurring on or subsequent to the date hereof.

5.                                    The foregoing Assignment is made without any recourse, covenant, representation or warranty of any kind whatsoever, express or implied, on the part of Assignor except as expressly set forth herein and in the Sale Agreement.

6.                                    This Assignment shall be binding on and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors in interest and assigns.

7.                                    This Assignment may be executed in three or more counterparts and shall be deemed to have become effective when and only when one or more of such counterparts shall have been signed by or on behalf of each of the parties hereto (although it shall not be necessary that any single counterpart be signed by or on behalf of each of the parties hereto, and all such counterparts shall be deemed to constitute but one and the same instrument), and shall have, been delivered by each of the parties to each other.

THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

EXHIBIT B to
PURCHASE AND SALE AGREEMENT
Renaissance Chicago Downtown Hotel	Exhibit Page 2

IN WITNESS WHEREOF, Assignor and Assignee have each executed under seal this Assignment and Assumption of Hotel Leases as of the day and year first above written.

ASSIGNOR: WSRH CHICAGO, L.L.C., a Delaware limited liability company By: ___________________________________ Name: ________________________________ Title: _________________________________

STATE OF ILLINOIS	)
) SS.
COUNTY OF COOK	)

I, the undersigned, a Notary Public in and for said County, in the State aforesaid, do hereby certify that _________________________, the ____________ of WSRH CHICAGO, L.L.C., a Delaware limited liability company, personally known to be to be the same person whose name is subscribed to the foregoing instrument, and as such _______________, appeared before me this day in person and acknowledged that he/she signed and delivered said instrument as his/her own free and voluntary act, and as the free and voluntary act of said limited liability company, for the uses and purposes therein set forth.

GIVEN under my hand and Notarial seal this ____ day of ___________________, 2013.

SEAL
Notary Public
My Commission Expires:

EXHIBIT B to
PURCHASE AND SALE AGREEMENT
Renaissance Chicago Downtown Hotel	Exhibit Page 3

ASSIGNEE:

CWI CHICAGO HOTEL, LLC, a Delaware limited liability company By: ________________________________________ Name: Michael G. Medzigian Title: President and Chief Executive Officer

STATE OF ILLINOIS	)
) SS.
COUNTY OF COOK	)

I, the undersigned, a Notary Public in and for said County, in the State aforesaid, do hereby certify that _________________________, the ____________ of [_______________________], a [_______________________________________], personally known to be to be the same person whose name is subscribed to the foregoing instrument, and as such _______________, appeared before me this day in person and acknowledged that he/she signed and delivered said instrument as his/her own free and voluntary act, and as the free and voluntary act of said limited liability company, for the uses and purposes therein set forth.

GIVEN under my hand and Notarial seal this ____ day of ___________________, 2013.

SEAL
Notary Public
My Commission Expires:

EXHIBIT B to
PURCHASE AND SALE AGREEMENT
Renaissance Chicago Downtown Hotel	Exhibit Page 4

EXHIBIT A-1
(TO ASSIGNMENT AND ASSUMPTION OF HOTEL LEASES)

HOTEL PARCEL LEGAL DESCRIPTION

THE EAST HALF, BY AREA, OF A TRACT OF LAND CONSISTING OF ALL LOTS AND ALL STREETS AND ALLEYS WITHIN ONE BLOCK 16 OF ORIGINAL TOWN OF CHICAGO IN THE EAST PART OF THE SOUTHEAST QUARTER OF SECTION 9, TOWNSHIP 39 NORTH, RANGE 14 EAST OF THE THIRD PRINCIPAL MERIDIAN, TOGETHER WITH A STRIP OF LAND, LYING EAST OF AND ADJOINING SAID BLOCK 16 AND WEST OF THE WEST LINE OF STATE STREET AS ESTABLISHED BY AN ACT OF THE LEGISLATURE OF THE STATE OF ILLINOIS, APPROVED MARCH 3, 1845, IN COOK COUNTY, ILLINOIS, BOUNDED AS FOLLOWS:

BEGINNING ON THE SOUTH LINE OF WACKER DRIVE, AT A POINT 161.73 FEET EAST OF THE INTERSECTION OF SAID SOUTH LINE WITH THE EAST LINE OF DEARBORN STREET; THENCE EAST ALONG SAID SOUTH LINE, A DISTANCE OF 161.90 FEET, TO THE WEST LINE OF STATE STREET; THENCE SOUTH ALONG SAID WEST LINE, A DISTANCE OF 310.64 FEET TO THE NORTH LINE OF LAKE STREET; THENCE WEST ALONG SAID NORTH LINE, A DISTANCE OF 162.21 FEET, TO A POINT 161.72 FEET EAST OF THE INTERSECTION OF SAID NORTH LINE WITH THE EAST LINE OF SAID DEARBORN STREET; THENCE NORTH ALONG A STRAIGHT LINE PARALLEL WITH SAID EAST LINE OF DEARBORN STREET, A DISTANCE OF 311.25 FEET TO THE POINT OF BEGINNING, IN COOK COUNTY, ILLINOIS.  ALSO KNOWN AS:

LOT 2 IN THE LEO BURNETT RESUBDIVISION OF A TRACT OF LAND IN THE EAST 1/2 OF THE SOUTHEAST 1/4 OF SECTION 9, TOWNSHIP 39 NORTH, RANGE 14 EAST OF THE THIRD PRINCIPAL MERIDIAN IN COOK COUNTY, ILLINOIS, ACCORDING TO THE PLAT THEREOF RECORDED MARCH 15, 1990 AS DOCUMENT 90117294.

NEW MEASURED LEGAL DESCRIPTION:

LOT 2, LEO BURNETT RESUBDIVISION OF THE EAST HALF OF THE SOUTHEAST QUARTER OF SECTION 9, TOWNSHIP 39 NORTH, RANGE 14, EAST OF THE THIRD PRINCIPAL MERIDIAN, CITY OF CHICAGO, COOK COUNTY, ILLINOIS, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT THE NORTHEAST CORNER OF SAID LOT 2; THENCE SOUTH 00 DEGREES 00 MINUTES 00 SECONDS WEST, 310.64 FEET; THENCE NORTH 89 DEGREES 00 MINUTES 00 SECONDS WEST, 162.21 FEET; THENCE NORTH 00 DEGREES 03 MINUTES 34 SECONDS EAST, 311.25 FEET; THENCE SOUTH 88 DEGREES 46 MINUTES 56 SECONDS EAST, 161.90 FEET TO THE POINT OF BEGINNING.

PIN:                 17-09-426-031-0000

ADDRESS:                 1 WEST WACKER DRIVE, CHICAGO, ILLINOIS 60601

EXHIBIT B to
PURCHASE AND SALE AGREEMENT
Renaissance Chicago Downtown Hotel	Exhibit Page 5

EXHIBIT A-2
(TO ASSIGNMENT AND ASSUMPTION OF HOTEL LEASES)

HOTEL SERVICE AREA PARCEL LEGAL DESCRIPTION

THOSE PORTIONS OF LOTS 1, 3 AND 4 IN THE LEO BURNETT RESUBDIVISION OF A TRACT OF LAND IN THE EAST HALF OF THE SOUTHEAST QUARTER OF SECTION 9, TOWNSHIP 39 NORTH, RANGE 14, EAST OF THE THIRD PRINCIPAL MERIDIAN, IN COOK COUNTY, ILLINOIS, ACCORDING TO THE PLAT THEREOF RECORDED MARCH 15, 1990 AS DOCUMENT 90117294, AS SET FORTH IN SECTION 1 OF THE MEMORANDUM OF LEASE RECORDED NOVEMBER 10, 2003 AS DOCUMENT 0331431117.

PINS:        17-09-426-030-0000; 17-09-426-032-0000; and 17-09-426-033-0000

ADDRESS:                 35 West Wacker Drive, Chicago, Illinois 60601

EXHIBIT B to
PURCHASE AND SALE AGREEMENT
Renaissance Chicago Downtown Hotel	Exhibit Page 6

EXHIBIT B-1
(TO ASSIGNMENT AND ASSUMPTION OF HOTEL LEASES)

HOTEL GROUND LEASE

Lease dated as of June 30, 1988 between Harris Trust and Savings Bank, not personally, but as Trustee under Trust Agreement dated September 24, 1986 and known as Trust No. 43770, as lessor, and SHC Chicago Hotel Limited Partnership, an Ohio limited partnership comprised of Stouffer Hotel Company, an Ohio corporation, general partner and Denka Fudosan U.S.A., Inc., a California corporation, limited partner, as lessee, as heretofore (i) evidenced by that certain Memorandum of Lease recorded October 11, 1988 with the Cook County Recorder of Deeds as Document Number 88465178 and 88465179, (ii) amended by that certain First Amendment to Lease dated December 15, 1997, (iii) assigned by that certain Assignment and Assumption of Renaissance Hotel Ground Lease dated October 23, 2003 and recorded with the Cook County Recorder of Deeds as Document No. 0331431119, (iv) amended by that certain Amendment to Memorandum of Lease and Release of Memorandum of Lease dated October 23, 2003 and recorded November 10, 2003 with the Cook County Recorder of Deeds as Document Number 0331431120, (v) assigned by that certain Assignment and Assumption of Ground Lease dated as of June 23, 2005 and recorded with the Cook County Recorder of Deeds as Document No. 0518122183 pursuant to which Assignor heretofore acquired the leasehold estate created by the Lease (the “Leasehold Estate”), (vi) assigned by that certain Assignment and Assumption of Ground Lease dated June 16, 2008, (vii) assigned by that certain Memorandum of Assignment of Ground Lease Agreement dated June 16, 2008 and recorded with the Cook County Recorder of Deeds as Document No. 0818433099, and (viii) amended by that certain Second Amendment to Lease dated February 25, 2011.

EXHIBIT B to PURCHASE AND SALE AGREEMENT Renaissance Chicago Downtown Hotel	Exhibit Page 7

EXHIBIT B-2
(TO ASSIGNMENT AND ASSUMPTION OF HOTEL LEASES)

HOTEL SERVICE AREA LEASE

Lease, dated as of December 15, 1997 between Lessor’s predecessor in interest and Assignor’s predecessor in interest, as heretofore assigned by those certain prior assignments and assumptions of the leasehold estate created by the Lease (the “Leasehold Estate”) and the Lessor’s consent thereto, including, without limitation, that certain Assignment and Assumption of Ground Lease dated as of June 23, 2005 recorded with the Cook County Recorder of Deeds as Document No.: 0518122184, pursuant to which Assignor heretofore acquired the Leasehold Estate.

EXHIBIT B to PURCHASE AND SALE AGREEMENT Renaissance Chicago Downtown Hotel	Exhibit Page 8

EXHIBIT C
TO PURCHASE AND SALE AGREEMENT

BILL OF SALE AND
ASSIGNMENT AND ASSUMPTION AGREEMENT

STATE OF ILLINOIS	§
§
COUNTY OF COOK	§

Pursuant to that certain Purchase and Sale Agreement between WSRH CHICAGO, L.L.C., a Delaware limited liability company (“Grantor”) CWI CHICAGO HOTEL, LLC, a Delaware limited liability company (“Grantee”), dated November 25, 2013 (the “Purchase Agreement”), Grantor, for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration to it in hand paid by Grantee, the receipt and sufficiency of which are hereby acknowledged, has granted, sold, assigned, transferred, conveyed, and delivered and does by these presents grant, sell, assign, transfer, convey and deliver unto Grantee, all of Grantor’s rights, titles, and interests in and to the following described properties located in, affixed to, and/or arising or used in connection with the improved property with parking and other amenities (the “Project”) situated on the premises in the County of Cook, State of Illinois, more particularly described on Exhibits A-1 and A-2 attached hereto and made a part hereof for all purposes (the “Land,” which together with the Project is sometimes hereinafter called the “Property”):

(a)  Leases.  All leases (the “Leases”) of space in the Property, concession leases, and all tenant security deposits held by Grantor on the date hereof, including those Leases described on Exhibit B attached hereto and made a part hereof.

(b)  Tangible Personal Property.  All appliances, fixtures, equipment, machinery, furniture, carpet, drapes, operating equipment, supplies, consumable inventories and other personal property, if any, owned by Grantor and located on or about the Land, the Project and the Improvements, including, without limitation, all guest room furnishings, lobby and public area furnishings, all artwork and lighting fixtures, office equipment and furnishings, cash registers, kitchen, lounge, ballroom, meeting room, and restaurant equipment and furnishings (including, without limitation, all china, glassware, silverware and silver serving pieces, tables and chairs, podiums and staging platforms, and linens), audio visual equipment and sound systems, laundry and dry cleaning equipment, pool chairs and equipment, safes, safety deposit boxes, employee lockers, and all other furnishings and equipment used in connection with the ownership, operation, and maintenance of the Property owned by Grantor; all vehicles used in the operation of the Property, including all courtesy vehicles and maintenance vehicles, if any, owned by Grantor; all supplies, cleaning materials, food and beverages, fuel, guest room supplies, office supplies, engineering supplies, parts and tools, maintenance supplies, and consumable items used in connection with the operation and maintenance of the Property (the “Tangible Personal Property”).

(c)  Hotel Books and Records.  All of Grantor’s right, title and interest, if any, in any and all books, records, files, guest registers, rental and reservation records, maintenance records, and any customer or frequent guest list of the Property maintained by Grantor used in connection

EXHIBIT C to PURCHASE AND SALE AGREEMENT Renaissance Chicago Downtown Hotel	Exhibit Page 1

with the ownership, use, operation, or maintenance of the Property (the “Hotel Books and Records”).

(d)  Contracts.  The Contracts (as defined in the Purchase Agreement), described on Exhibit C attached hereto and made a part hereof.

(e)  Intangible Property.  To the extent assignable without the consent of third parties, the Intangible Property (as defined in the Purchase Agreement) owned by Grantor and pertaining to the Property.

(f)   For the avoidance of doubt, the Property does not include: (i) trademarks, service marks or trade names of Grantor or its affiliates which do not relate to the Property or any trademarks, service marks and trade names or other intellectual property owned by the Manager (as defined below) or its affiliates, (ii) Grantor’s interest in any insurance policy or policies maintained by Grantor to provide coverage with respect to the Property or any rights to any premium rebate to which Grantor may become entitled upon termination of said policy or policies’ continued coverage with respect to the Property from and after the date of Closing, and (iii)  the Liquor Licenses, as defined in the Purchase Agreement, Grantee hereby acknowledging that such licenses are currently held by Manager.

Grantor and Grantee hereby covenant and agree as follows:

(i)           Grantee accepts the aforesaid assignment and Grantee assumes and agrees to be bound by and timely perform, observe, discharge, and otherwise comply with each and every one of the agreements, duties, obligations, covenants and undertakings upon the lessor’s part to be kept and performed under the Leases and any obligations of Grantor under the Contracts.

(ii)          Grantor hereby indemnifies and agrees to hold harmless Grantee from and against any and all liabilities, claims, demands, obligations, assessments, losses, costs, damages, and expenses of any nature whatsoever (including, without limited the generality of the foregoing, reasonable attorneys’ fees and court costs) which Grantee may incur, sustain, or suffer, or which may be asserted or assessed against Grantee on or after the date hereof, arising out of, pertaining to or in any way connected with the obligations, duties, and liabilities under the Leases and the Contracts, or any of them, arising prior to the date hereof.

(iii)         Grantee hereby indemnifies and agrees to hold harmless Grantor from and against any and all liabilities, claims, demands, obligations, assessments, losses, costs, damages, and expenses of any nature whatsoever (including, without limited the generality of the foregoing, reasonable attorneys’ fees and court costs) which Grantor may incur, sustain, or suffer, or which may be asserted or assessed against Grantor on or after the date hereof, arising out of, pertaining to or in any way connected with the obligations, duties, and liabilities under the Leases and the Contracts, or any of them, arising from and after the date hereof.

(iv)         The burden of the indemnity made in paragraph (ii) hereof shall not be assigned.  Except as aforesaid, this Agreement shall bind and inure to the benefit of the parties and their respective successors, legal representatives and assigns.

EXHIBIT C to PURCHASE AND SALE AGREEMENT Renaissance Chicago Downtown Hotel	Exhibit Page 2

(v)          Neither this Agreement nor any term, provision, or condition hereof may be changed, amended or modified, and no obligation, duty or liability or any party hereby may be released, discharged or waived, except in a writing signed by all parties hereto.

(vi)         The foregoing Bill of Sale and Assignment and Assumption Agreement is made without any recourse, covenant, representation or warranty of any kind whatsoever, express or implied, on the part of Grantor except as expressly set forth herein and in the Purchase Agreement and, without limiting the foregoing, Grantee acknowledges and incorporates by this reference Sections 5.1, 5.2, 5.3 and 5.4 (including any subparts of such sections) of the Purchase Agreement.

Capitalized but otherwise undefined terms used herein shall have the same meanings ascribed to such terms in the Purchase Agreement.

EXHIBIT C to PURCHASE AND SALE AGREEMENT Renaissance Chicago Downtown Hotel	Exhibit Page 3

IN WITNESS WHEREOF, Grantor and Grantee have executed this Assignment on [_____________], 2013 to be effective as of the [_____] day of [__________________], 2013.

GRANTOR:	WSRH CHICAGO, L.L.C.,
a Delaware limited liability company

By: ___________________________________
Name: ________________________________
Title: _________________________________

GRANTEE:	CWI CHICAGO HOTEL, LLC,
a Delaware limited liability company

By: ________________________________________
Name: Michael G. Medzigian
Title: President and Chief Executive Officer

EXHIBIT C to PURCHASE AND SALE AGREEMENT Renaissance Chicago Downtown Hotel	Exhibit Page 4

EXHIBIT A-1
(TO ASSIGNMENT)

HOTEL PARCEL LEGAL DESCRIPTION

THE EAST HALF, BY AREA, OF A TRACT OF LAND CONSISTING OF ALL LOTS AND ALL STREETS AND ALLEYS WITHIN ONE BLOCK 16 OF ORIGINAL TOWN OF CHICAGO IN THE EAST PART OF THE SOUTHEAST QUARTER OF SECTION 9, TOWNSHIP 39 NORTH, RANGE 14 EAST OF THE THIRD PRINCIPAL MERIDIAN, TOGETHER WITH A STRIP OF LAND, LYING EAST OF AND ADJOINING SAID BLOCK 16 AND WEST OF THE WEST LINE OF STATE STREET AS ESTABLISHED BY AN ACT OF THE LEGISLATURE OF THE STATE OF ILLINOIS, APPROVED MARCH 3, 1845, IN COOK COUNTY, ILLINOIS, BOUNDED AS FOLLOWS:

BEGINNING ON THE SOUTH LINE OF WACKER DRIVE, AT A POINT 161.73 FEET EAST OF THE INTERSECTION OF SAID SOUTH LINE WITH THE EAST LINE OF DEARBORN STREET; THENCE EAST ALONG SAID SOUTH LINE, A DISTANCE OF 161.90 FEET, TO THE WEST LINE OF STATE STREET; THENCE SOUTH ALONG SAID WEST LINE, A DISTANCE OF 310.64 FEET TO THE NORTH LINE OF LAKE STREET; THENCE WEST ALONG SAID NORTH LINE, A DISTANCE OF 162.21 FEET, TO A POINT 161.72 FEET EAST OF THE INTERSECTION OF SAID NORTH LINE WITH THE EAST LINE OF SAID DEARBORN STREET; THENCE NORTH ALONG A STRAIGHT LINE PARALLEL WITH SAID EAST LINE OF DEARBORN STREET, A DISTANCE OF 311.25 FEET TO THE POINT OF BEGINNING, IN COOK COUNTY, ILLINOIS.

ALSO KNOWN AS:

LOT 2 IN THE LEO BURNETT RESUBDIVISION OF A TRACT OF LAND IN THE EAST 1/2 OF THE SOUTHEAST 1/4 OF SECTION 9, TOWNSHIP 39 NORTH, RANGE 14 EAST OF THE THIRD PRINCIPAL MERIDIAN IN COOK COUNTY, ILLINOIS, ACCORDING TO THE PLAT THEREOF RECORDED MARCH 15, 1990 AS DOCUMENT 90117294.

NEW MEASURED LEGAL DESCRIPTION:

LOT 2, LEO BURNETT RESUBDIVISION OF THE EAST HALF OF THE SOUTHEAST QUARTER OF SECTION 9, TOWNSHIP 39 NORTH, RANGE 14, EAST OF THE THIRD PRINCIPAL MERIDIAN, CITY OF CHICAGO, COOK COUNTY, ILLINOIS, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT THE NORTHEAST CORNER OF SAID LOT 2; THENCE SOUTH 00 DEGREES 00 MINUTES 00 SECONDS WEST, 310.64 FEET; THENCE NORTH 89 DEGREES 00 MINUTES 00 SECONDS WEST, 162.21 FEET; THENCE NORTH 00 DEGREES 03 MINUTES 34 SECONDS EAST, 311.25 FEET; THENCE SOUTH 88 DEGREES 46 MINUTES 56 SECONDS EAST, 161.90 FEET TO THE POINT OF BEGINNING.

PIN:      17-09-426-031-0000

ADDRESS:      1 WEST WACKER DRIVE, CHICAGO, ILLINOIS 60601

EXHIBIT C to PURCHASE AND SALE AGREEMENT Renaissance Chicago Downtown Hotel	Exhibit Page 5

EXHIBIT A-2
(TO ASSIGNMENT)

HOTEL SERVICE AREA PARCEL LEGAL DESCRIPTION

THOSE PORTIONS OF LOTS 1, 3 AND 4 IN THE LEO BURNETT RESUBDIVISION OF A TRACT OF LAND IN THE EAST HALF OF THE SOUTHEAST QUARTER OF SECTION 9, TOWNSHIP 39 NORTH, RANGE 14, EAST OF THE THIRD PRINCIPAL MERIDIAN, IN COOK COUNTY, ILLINOIS, ACCORDING TO THE PLAT THEREOF RECORDED MARCH 15, 1990 AS DOCUMENT 90117294, AS SET FORTH IN SECTION 1 OF THE MEMORANDUM OF LEASE RECORDED NOVEMBER 10, 2003 AS DOCUMENT 0331431117.

PINS:   17-09-426-030-0000; 17-09-426-032-0000; and 17-09-426-033-0000

ADDRESS:     35 WEST WACKER DRIVE, CHICAGO, ILLINOIS 60601

EXHIBIT C to PURCHASE AND SALE AGREEMENT Renaissance Chicago Downtown Hotel	Exhibit Page 6

EXHIBIT B
(TO ASSIGNMENT)

LEASES

EXHIBIT C to PURCHASE AND SALE AGREEMENT Renaissance Chicago Downtown Hotel	Exhibit Page 7

EXHIBIT C
(TO ASSIGNMENT)

CONTRACTS

EXHIBIT C to PURCHASE AND SALE AGREEMENT Renaissance Chicago Downtown Hotel	Exhibit Page 8

EXHIBIT D
TO PURCHASE AND SALE AGREEMENT

Taxpayer I.D. Certificate

In connection with certain Internal Revenue Service reporting requirements imposed upon Seller, Purchaser hereby certifies that listed below is Purchaser’s address and taxpayer I.D. number, true and correct as of the Closing Date.

Address:	c/o Watermark Capital Partners
272 East Deerpath Road, Suite 320
Lake Forest, IL 60045
Taxpayer I.D. No.:

Purchaser hereby consents to Seller’s release of the above information in connection with any reporting requirements imposed upon Seller by any governmental authority.

CWI CHICAGO HOTEL, LLC,
a Delaware limited liability company

By: ________________________________________
Name: Michael G. Medzigian
Title: President and Chief Executive Officer

EXHIBIT D to PURCHASE AND SALE AGREEMENT Renaissance Chicago Downtown Hotel	Exhibit Page 1

EXHIBIT E
TO PURCHASE AND SALE AGREEMENT

(EXCEPTIONS TO SELLER’S REPRESENTATIONS AND WARRANTIES)

Notice of the following violations received:

Judgment entered February 14, 2013 in The City of Chicago, Illinois, Department of Administrative Hearings, Case Number 13DS000338, in favor of City of Chicago and against Chicago Atlantic LP for the sum of $1,000.00.

Note: Memorandum of Judgment recorded September 6, 2013 as document 1324901096.

Judgment entered March 7, 2013 in Circuit Court of The City of Chicago, Illinois, Department of Administrative Hearings County, Case Number 13DS000383, in favor of City of Chicago and against Chicago Atlantic LP for the sum of $1,140.00.

Note: Memorandum of Judgment recorded September 6, 2013 as document 1324901103.

Recording of Findings, Decision and Order made by The City of Chicago, Illinois, Department of Administrative Hearings against the subject land under docket number 13DS000338 recorded September 6, 2013 as document 1324901096 for code violations.

Note: Respondent is ordered to come into compliance with any/all outstanding Code violations.

Recording of Findings, Decision and Order made by The City of Chicago, Illinois, Department of Administrative Hearings against the subject land under docket number 13DS000338 recorded September 6, 2013 as document 1324901103 for code violations.

Note: Respondent is ordered to come into compliance with any/all outstanding Code violations.

Violations listed on the attached schedule excerpted from the Zoning Report (3 pages attached).

EXHIBIT E to PURCHASE AND SALE AGREEMENT Renaissance Chicago Downtown Hotel	Exhibit Page 1

EXHIBIT F
TO PURCHASE AND SALE AGREEMENT

FORM OF ESCROW AGREEMENT
(EARNEST MONEY)

First American Title Insurance Company

Ladies and Gentlemen:

Reference is made to that certain Purchase and Sale Agreement dated November 25, 2013 (the “Agreement”), between WSRH CHICAGO, L.L.C., a Delaware limited liability company (hereinafter referred to as “Seller”) and CWI CHICAGO HOTEL, LLC, a Delaware limited liability company (hereinafter referred to as “Purchaser”).

Purchaser and Seller have agreed to select you to serve as “Escrow Agent” with respect to the initial earnest money deposit of TWO MILLION AND NO/100 DOLLARS ($2,000,000.00) to be made by Purchaser pursuant to the Agreement (such deposit and any additional deposit deposited with Escrow Agent pursuant to the Agreement, together with all accrued interest thereon, being hereinafter referred to as the “Deposit”).  The purpose of this letter agreement is to prescribe instructions governing the services of Escrow Agent with respect to the Deposit.

1.         Purchaser and Seller hereby engage you to serve as Escrow Agent with respect to the Deposit made by Purchaser pursuant to the Agreement, and Escrow Agent hereby accepts such engagement.

2.         Upon receipt of the Deposit (or any portion thereof) from Purchaser, Escrow Agent shall acknowledge said receipt in writing to Purchaser and Seller and invest the proceeds thereof in the “permitted investments” described below.

3.         For the purposes hereof, “permitted investments” refers to investments in either:  (i) U.S. government or government guaranteed securities with a maturity date no greater than thirty (30) days; or (ii) account(s), or certificate(s) of deposit with a maturity of no greater than thirty (30) days, opened with or issued by a bank or other recognized institutional depository whose accounts are insured by the FDIC.

4.         (a)        If settlement is completed under the Agreement, Escrow Agent shall pay the Deposit to Seller as part of the Purchase Price, as required by the Agreement.

(b)        In the event that either Seller or Purchaser terminates the Agreement pursuant to the exercise of any right of termination as permitted by the provisions of the Agreement, Escrow Agent shall pay the Deposit to the party identified in the Agreement as being the party to receive the Deposit (subject to Section 5 below).

EXHIBIT F to PURCHASE AND SALE AGREEMENT Renaissance Chicago Downtown Hotel	Exhibit Page 1

5.         In the event that Escrow Agent shall receive an instruction (hereinafter the “Instruction”), with respect to the Deposit or any part thereof, from the Seller but not from the Purchaser, or from the Purchaser and not from the Seller (the party giving the Instruction being hereinafter referred to as the “Instructing Party” and the party which did not give the Instruction being hereinafter referred to as the “Non-Instructing Party”), Escrow Agent shall deliver or transmit to the Non-Instructing Party a copy of the Instruction received from the Instructing Party.  Unless the Non-Instructing Party notifies Escrow Agent in writing within five (5) days after the Non-Instructing Party’s receipt of the Instruction that Escrow Agent is not to comply with the Instruction, Escrow Agent shall act in accordance with the Instruction.  If, however, the Non-Instructing Party does notify Escrow Agent within such five (5) day period that Escrow Agent is not to comply with the Instruction, Escrow Agent shall not act in compliance therewith, but may thereafter either:

(a)        act solely in accordance with: (i) a new Instruction signed jointly by the Seller and the Purchaser; (ii) a separate Instruction of like tenor from the Seller and the Purchaser; or (iii) a certified copy of a judgment of a court of competent jurisdiction, as to which Escrow Agent shall have received an opinion of counsel satisfactory to Escrow Agent that such judgment is final and beyond appeal; or

(b)        upon written notice to Seller and Purchaser, deposit the Deposit with the registry of the Federal District Court for the Federal District, or applicable state court, where the Land (as defined in the Agreement) is located, and in such event all liability and responsibility of Escrow Agent shall terminate upon such deposit having been made.

6.         Escrow Agent may rely upon the genuineness or authenticity of any document tendered to it by Seller or Purchaser and shall be under no duty of independent inquiry with respect to any facts or circumstances recited therein.  Escrow Agent shall not be liable for any damage, liability or loss arising out of or in connection with the services rendered by Escrow Agent pursuant to the Agreement or this letter agreement, except for any damage, liability or loss resulting from the willful misconduct or negligent conduct of the Escrow Agent or any of its officers or employees.

7.         All notices delivered pursuant hereto shall be in writing, shall be delivered to the addresses identified below, and shall be deemed to have been duly given/received: (i) on the date delivered if delivered personally; (ii) the next Business Day after deposit with a recognized overnight courier service when marked for delivery on the next Business Day; (iii) two (2) Business Days after mailing if sent by registered or certified United States mail, properly addressed and postage pre-paid; or (iv) upon completion of transmission (which is confirmed by telephone or a statement generated by the transmitting machine) if sent by facsimile to compatible equipment in the possession of the recipient, and addressed to the party for whom it is intended, at the address hereinafter set forth:

If to Seller:	WSRH Chicago, L.L.C.
c/o RBS Financial Products Inc.
600 Washington Boulevard
Stamford, CT 06901
Attention: Lance W. Haberin

EXHIBIT F to PURCHASE AND SALE AGREEMENT Renaissance Chicago Downtown Hotel	Exhibit Page 2

Fax: (203) 873-4477

with a copy to:	Sidley Austin LLP
One South Dearborn Street
Chicago, IL 60601
Attention: Dennis M. Coghlan
Fax: (312) 853-7036

If to Purchaser:	c/o Watermark Capital Partners
272 East Deerpath Road, Suite 320
Lake Forest, IL 60045
Attention: Michael G. Medzigian
Tel: 847.482.8600
Fax: 847.482.8696
Email: medzigian@watermarkcap.com

with a copy to:	Paul Hastings LLP
515 S. Flower Street, 25th Floor
Los Angeles, CA 90071
Attention: Rick S. Kirkbride, Esq.
Tel: 213.683.6261
Email: rickkirkbride@paulhastings.com

If to Title Company:	First American Title Insurance Company

30 North LaSalle St.

Suite 2700

Chicago, IL 60602

Attention: Carolyn Neuert Grainger
Tel: 312-917-7250
Fax: 866-314-2312
Email: cgrainger@firstam.com

Any party may designate a change of address by written notice to the others in accordance with the provisions set forth above, which notice shall be given at least ten (10) days before such change of address is to become effective.

8.         The instructions contained herein may not be modified, amended or altered in any way except by a writing (which may be in counterpart copies) signed by Seller and Purchaser and acknowledged by Escrow Agent.

9.         Seller and Purchaser reserve the right, at anytime and from time to time, to jointly substitute a new escrow agent in place of Escrow Agent.

EXHIBIT F to PURCHASE AND SALE AGREEMENT Renaissance Chicago Downtown Hotel	Exhibit Page 3

10.       This letter agreement is intended solely to supplement and implement the provisions of the Agreement and is not intended to modify, amend or vary any of the rights or obligations of Purchaser or Seller under the Agreement.

11.       Purchaser’s and Seller’s respective federal tax identification numbers are as follows:

Purchaser:
Seller:

EXHIBIT F to PURCHASE AND SALE AGREEMENT Renaissance Chicago Downtown Hotel	Exhibit Page 4

Please confirm your acceptance of the terms and conditions of this letter agreement by signing and dating three (3) copies of this letter agreement at the place indicated below.

Very truly yours,
PURCHASER:	CWI CHICAGO HOTEL, LLC,
a Delaware limited liability company

By: ________________________________________
Name: Michael G. Medzigian
Title: President and Chief Executive Officer

SELLER:	WSRH CHICAGO, L.L.C., a Delaware limited liability company

By: ________________________________________
Name: ________________________________
Title: _________________________________

ACCEPTED AND AGREED BY ESCROW AGENT:

FIRST AMERICAN TITLE INSURANCE COMPANY

By:
Name:
Its:

EXHIBIT F to PURCHASE AND SALE AGREEMENT Renaissance Chicago Downtown Hotel	Exhibit Page 5

EXHIBIT G
TO PURCHASE AND SALE AGREEMENT

HOTEL GROUND LEASE

Lease dated as of June 30, 1988 between Harris Trust and Savings Bank, not personally, but as Trustee under Trust Agreement dated September 24, 1986 and known as Trust No. 43770, as lessor, and SHC Chicago Hotel Limited Partnership, an Ohio limited partnership comprised of Stouffer Hotel Company, an Ohio corporation, general partner and Denka Fudosan U.S.A., Inc., a California corporation, limited partner, as lessee, as heretofore (i) evidenced by that certain Memorandum of Lease recorded October 11, 1988 with the Cook County Recorder of Deeds as Document Number 88465178 and 88465179, (ii) amended by that certain First Amendment to Lease dated December 15, 1997, (iii) assigned by that certain Assignment and Assumption of Renaissance Hotel Ground Lease dated October 23, 2003 and recorded with the Cook County Recorder of Deeds as Document No. 0331431119, (iv) amended by that certain Amendment to Memorandum of Lease and Release of Memorandum of Lease dated October 23, 2003 and recorded November 10, 2003 with the Cook County Recorder of Deeds as Document Number 0331431120, (v) assigned by that certain Assignment and Assumption of Ground Lease dated as of June 23, 2005 and recorded with the Cook County Recorder of Deeds as Document No. 0518122183 pursuant to which Existing Lessee heretofore acquired the leasehold estate created by the Lease (the “Leasehold Estate”), (vi) assigned by that certain Assignment and Assumption of Ground Lease dated June 16, 2008, (vii) assigned by that certain Memorandum of Assignment of Ground Lease Agreement dated June 16, 2008 and recorded with the Cook County Recorder of Deeds as Document No. 0818433099, and (viii) amended by that certain Second Amendment to Lease dated February 25, 2011.

EXHIBIT G to PURCHASE AND SALE AGREEMENT Renaissance Chicago Downtown Hotel	Exhibit Page 1

EXHIBIT H
TO PURCHASE AND SALE AGREEMENT

HOTEL SERVICE AREA LEASE

Lease, dated as of December 15, 1997 between Lessor’s predecessor in interest and Existing Lessee’s predecessor in interest, as heretofore assigned by those certain prior assignments and assumptions of the leasehold estate created by the Lease (the “Leasehold Estate”) and the Lessor’s consent thereto, including, without limitation, that certain Assignment and Assumption of Ground Lease dated as of June 23, 2005 recorded with the Cook County Recorder of Deeds as Document No.: 0518122184, pursuant to which Existing Lessee heretofore acquired the Leasehold Estate.

EXHIBIT H to PURCHASE AND SALE AGREEMENT Renaissance Chicago Downtown Hotel	Exhibit Page 1

EXHIBIT I
TO PURCHASE AND SALE AGREEMENT

PERMITTED ENCUMBRANCES

Real property taxes and assessments for the tax year 2013 and subsequent years, a lien not yet due and payable.

Zoning laws and ordinances affecting the Property.

Any easement, right of way, limitation, encroachment, conflict, discrepancy, overlapping of improvements, protrusion, lien, encumbrance, restriction, condition, covenant, exception or other matter with respect to the Property that is reflected or addressed on the Survey or on any updated Survey to which Purchaser fails to timely provide an Objection Notice or, in the case of the Hotel Service Area Parcel, that would be disclosed by an accurate and complete survey of the Hotel Service Area Parcel or the land on which the building containing the Hotel Service Area Parcel is located.

Terms, agreements, provisions, conditions and limitations contained in the Hotel Service Area Lease.

Terms, agreements, provisions, conditions and limitations contained in the Hotel Ground Lease.

Terms, agreements, provisions, conditions and limitations contained in Quit Claim Deed dated as of September 26, 1986 from the City of Chicago, a municipal corporation of Illinois, to Ellsworth G. Filhe, Jr., a bachelor, recorded October 1, 1986, as Document 3554680 and as Document 86449805.

Memorandum of Management Agreement dated June 23, 2005 and recorded June 30, 2005 as Document 0518122187 by and between WSRH Chicago, L.L.C., as owner, and Renaissance Hotel Operating Company, as manager.

Ordinance of the City Council of the City of Chicago, providing for the vacation of certain streets, recorded September 23, 1983 as Document 26790921, and the terms and provisions thereof. (As to the Hotel Parcel only)

Terms, provisions and conditions contained in the Height Restriction Declaration dated May 1, 1995 and recorded June 13, 1995 as Document 95381326, by and between Cole Taylor Bank, as successor trustee to Harris Trust and Savings Bank, not individually but as trustee under a trust agreement dated September 24, 1986 and known as Trust No. 43770, as declarant. (As to the Hotel Parcel only, for the benefit of the Hotel Service Area Parcel)

Developer’s Agreement dated September 30, 1985, as evidenced by Memorandum of Developer’s Agreement dated March 25, 1986, by and between The John Buck Company and Block 16 Office Partners, recorded March 27, 1986, as Document 86118851, as amended by Amendment to Memorandum of Developer’s Agreement recorded as Document 86497316 and as further amended by Amendment No. 2 to Memorandum of Developer’s Agreement recorded as Document 87491769.

Rights of tenants as tenants only pursuant to unrecorded leases with no options to purchase or rights of first refusual.

All liens, encumbrances or other matters caused or created by Purchaser, any of its affiliates or any of there respective employees, agents, representatives or contractors.

EXHIBIT I to PURCHASE AND SALE AGREEMENT Renaissance Chicago Downtown Hotel	Exhibit Page 1

EXHIBIT J
TO PURCHASE AND SALE AGREEMENT

FORM OF MANAGER’S ESTOPPEL

[to be attached prior to Closing]

EXHIBIT J to PURCHASE AND SALE AGREEMENT Renaissance Chicago Downtown Hotel	Exhibit Page 1

EXHIBIT K
TO PURCHASE AND SALE AGREEMENT

(INTENTIONALLY OMITTED)

EXHIBIT K to PURCHASE AND SALE AGREEMENT Renaissance Chicago Downtown Hotel	Exhibit Page 1

EXHIBIT L-1
TO PURCHASE AND SALE AGREEMENT

FORM OF HOTEL GROUND LEASE LESSOR’S ESTOPPEL

[to be attached prior to Closing]

EXHIBIT L to PURCHASE AND SALE AGREEMENT Renaissance Chicago Downtown Hotel	Exhibit Page 1

EXHIBIT L-2
TO PURCHASE AND SALE AGREEMENT

FORM OF HOTEL SERVICE AREA LEASE LESSOR’S ESTOPPEL

[to be attached prior to Closing]

EXHIBIT L to PURCHASE AND SALE AGREEMENT Renaissance Chicago Downtown Hotel	Exhibit Page 1

EXHIBIT M
TO PURCHASE AND SALE AGREEMENT

(LIST OF GIFT CERTIFICATES)

Marriott General Ledger Reconciliation

Gift Certs/Cards Redeemed PD 9, 2013

Reconcile Type 104 - FS -  Givex

Grouped by: Account and Property

Selection formula used is: Account is one of [“9672E- 0070-254201”]

Sorted by: Date (Ascending)

As of Date: 09/30/2013

Reconcile Type: 104 - FS - Givex

Gift Certs/Cards Redeemed PD 9, 2013

Account: 9672E-0070-254201 - Renaissance Chicago Hotel

Property	Date	Age	Debit Amount	Credit Amount	Cert #	Guest Name	Acct/Folio #

Outstanding Items As Of 09/30/2013:

9672E	06/08/2013	114		(100.00)	544991
9672E	06/15/2013	107	25.00		No info in Givex	HC3-9672E00979
9672E	07/01/2013	91		(50.00)	525672
9672E	07/06/2013	86		(50.00)	524547
9672E	07/31/2013	61		(227.24)		72E-0000682178
9672E	09/01/2013	29		(18.23)	529863
9672E	09/13/2013	17	200.00		000126785601000335
9672E	09/13/2013	17	200.00		000126111301000486
9672E	09/14/2013	16	100.00		000127400401000152
9672E	09/16/2013	14	100.00		000127336001000125
9672E	09/28/2013	2	50.00		569819	PENNY/SCOTT	13243
9672E	09/28/2013	2	12.42		569822	PENNY/SCOTT	13243
9672E	09/29/2013	1	100.00		562631	GORKO/RICHARD	12439
9672E	09/29/2013	1	100.00		562633	GORKO/RICHARD	12439
9672E	09/30/2013		50.00		564974	CARTER/WILLIAM	12430
9672E	09/30/2013		50.00		564975	CARTER/WILLIAM	12430
9672E	09/30/2013		37.36		564977	CARTER/WILLIAM	12430
Net Outstanding Items As Of 09/30/2013:						579.31

Balance per General Ledger As Of 09/30/2013:						579.31

Date Printed: 10/16/2013 9:21:19AM

EXHIBIT M to PURCHASE AND SALE AGREEMENT Renaissance Chicago Downtown Hotel	Exhibit Page 1

EXHIBIT N
TO PURCHASE AND SALE AGREEMENT

(LEASES)

Type	Vendor Name	Company Contract is With	Contract Effective Date	Contract Expiration Date
Lease (Revenue Generating)	FedEx Kinko’s	WSRH Chicago LLC	6/1/1999	5/31/2017
Lease (Revenue Generating)	PB Lake, LLC	WSRH Chicago LLC	12/26/2011	12/25/2021
Lease (Revenue Generating)	Renaissance Jewelers	WSRH Chciago LLC	4/1/2004	3/30/2014
Lease (Revenue Generating)	Wow Bao/Lettuce Entertain You Enterprises, Inc	WSRH Chicao LLC	8/15/2007	8/14/2017

EXHIBIT N to PURCHASE AND SALE AGREEMENT Renaissance Chicago Downtown Hotel	Exhibit Page 1

EXHIBIT O
TO PURCHASE AND SALE AGREEMENT

(CONTRACTS)

Vendor Name	Company Contract is With	Contract Effective Date
Direct Energy Business	WSRH Chicago, LLC	1/1/2011
Lodgenet/Oncommand HD	WSRH Chicago LLC	7/1/2012
Ricoh (Equipment Lease)	WSRH Chicago LLC	9/4/2012
Slate Procurement	WSRH Chicago, L.L.C.	7/17/2013
Getlys	WSRH Chicago, L.L.C.	6/4/2013

EXHIBIT O to PURCHASE AND SALE AGREEMENT Renaissance Chicago Downtown Hotel	Exhibit Page 1

EXHIBIT P
TO PURCHASE AND SALE AGREEMENT

(FORM OF ASSIGNMENT AND ASSUMPTION OF MANAGEMENT AGREEMENT)

[BRAND]

[CITY, STATE]

10.21.2 ASSIGNMENT AND ASSUMPTION OF MANAGEMENT AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION OF MANAGEMENT AGREEMENT (this “Agreement”) is made as of _______________, 20__, by and between _______________________ [INSERT CURRENT OWNER ENTITY] (“Assignor”), and _______________________ [INSERT NEW OWNER ENTITY] (“Assignee”).

RECITALS:

A.           Assignor and ___________________ [INSERT MANAGER ENTITY] are parties to that certain Management Agreement dated as of _____________, relating to ______________________ [INSERT NAME OF HOTEL] (the “Management Agreement”).

B.           Assignor is conveying all of its right, title and interest in and to the Hotel (as defined in the Management Agreement) to Assignee as of the date hereof.

C.           Assignor desires to assign to Assignee all of Assignor’s right, title and interest in and to the Management Agreement, and Assignee desires to assume the rights and obligations of Assignor with respect to the Management Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1.            Assignment.  Assignor hereby sells, assigns, conveys, transfers and grants to Assignee all of Assignor’s right, title and interest in, to and under the Management Agreement as of 11:59 PM on the date hereof (the “Effective Date”).

2.            Assumption.  Assignee hereby accepts all of Assignor’s right, title and interest in, to and under the Management Agreement, agrees to be bound by the Management Agreement, and assumes all the duties, obligations and liabilities of Assignor accruing under or with respect to the Management Agreement accruing from and after the Effective Date; provided, that as between Manager and Assignee, from and after the Effective Date, Assignee shall be deemed to have assumed, and shall be responsible

EXHIBIT P to PURCHASE AND SALE AGREEMENT Renaissance Chicago Downtown Hotel	Exhibit Page 1

for, all duties, obligations and liabilities of “Owner” accruing under or with respect to the Management Agreement irrespective of the date on which such duties, obligations and liabilities accrued.

3.            Further Assurances.  Promptly upon request of the other party, Assignor and Assignee shall each execute, acknowledge (as appropriate) and deliver to the other such further assurances and take such further actions as may be reasonably required or appropriate to perfect the assignment and assumption of the Management Agreement and otherwise carry out the intent and purpose of this Agreement, provided that neither party shall incur any material additional cost, expense or obligation in connection with any act that the other party may request.

4.            Binding Effect.  The terms, covenants, conditions and obligations imposed upon each party herein shall be binding upon the successors and assigns of such party.

5.            Miscellaneous.  Capitalized terms used but not defined herein shall have the meanings set forth in the Management Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the matters addressed herein.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same instrument.

[SIGNATURES FOLLOW ON NEXT PAGE]

EXHIBIT P to PURCHASE AND SALE AGREEMENT Renaissance Chicago Downtown Hotel	Exhibit Page 2

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ASSIGNOR:

By:

Name:

Title:

ASSIGNEE:

By:

Name:

Title:

MANAGER’S CONSENT

The undersigned, as “Manager” under the Management Agreement, hereby consents to the foregoing Assignment and Assumption of Management Agreement.

EXHIBIT P to
PURCHASE AND SALE AGREEMENT
Renaissance Chicago Downtown Hotel	Exhibit Page 3

MANAGER:

By:

Name:

Title:

EXHIBIT P to
PURCHASE AND SALE AGREEMENT
Renaissance Chicago Downtown Hotel	Exhibit Page 4

EXHIBIT Q
TO PURCHASE AND SALE AGREEMENT

(List of Seller Due Diligence Materials provided on or before the Effective Date)

Table of Contents for Renaissance Chicago Downtown

Location	Document Name	Last Updated
\Buyer Due Diligence Files
\Buyer Due Diligence Files\Financials
\Buyer Due Diligence Files\Agreements
	08 Renaissance Chicago - Agreements - Additional Rent - Office Retail Bustle.pdf	11/1/2013
	09 Renaissance Chicago - Agreements - Master List of Contracts and Leases.xls	11/1/2013

\Buyer Due Diligence Files\Agreements\Retail Leases
	01 Renaissance Chicago - Retail Leases - Wow Bao Contract.pdf	11/1/2013
	02 Renaissance Chicago - Retail Leases - Protein Bar Lease.pdf	11/1/2013
	03 Renaissance Chicago - Retail Leases - Kinkos Lease.pdf	11/1/2013
	04 Renaissance Chicago - Retail Leases - Kinkos Lease - Amendment.pdf	11/1/2013
	05 Renaissance Chicago - Retail Leases - Kinkos Lease - 2nd Amendment.pdf	11/1/2013
	06 Renaissance Chicago - Retail Leases - Kinkos Lease - 3rd Amendment (06.05.12).pdf	11/1/2013
	07 Renaissance Chicago - Retail Leases - AT&T.PDF	11/1/2013

\Buyer Due Diligence Files\Market Segmentation
	01 Renaissance Chicago - Market Segmentation - 2007.pdf	10/31/2013
	02 Renaissance Chicago - Market Segmentation - 2008.pdf	10/31/2013
	03 Renaissance Chicago - Market Segmentation - 2009.pdf	10/31/2013
	04 Renaissance Chicago - Market Segmentation - 2010.pdf	10/31/2013
	05 Renaissance Chicago - Market Segmentation - 2011.pdf	10/31/2013
	06 Renaissance Chicago - Market Segmentation - 2012.pdf	10/31/2013
	07 Renaissance Chicago - Market Segmentation - YTD September 2013.pdf	10/31/2013

\Buyer Due Diligence Files\3-05 Audit Files
	01 Renaissance Chicago - 3-05 Audit Files - Royal Bank of Scotland Organizational Chart.ppt	11/1/2013

\Buyer Due Diligence Files\Licenses and Permits
\Buyer Due Diligence Files\Licenses and Permits\State Licenses
	01 Renaissance Chicago - State Licenses - List of State Licenses.docx	11/1/2013
	02 Renaissance Chicago - State Licenses - Dry Cleaning Operators License.pdf	11/1/2013

\Buyer Due Diligence Files\Licenses and Permits\City Licenses
	01 Renaissance Chicago - City Licenses - List of City Licenses.docx	11/1/2013

\Buyer Due Diligence Files\Licenses and Permits\City Permits
	01 Renaissance Chicago - City Permits - List of City Permits.docx	11/1/2013
	02 Renaissance Chicago - City Permits - Certificate of Occupancy.pdf	11/1/2013

\Buyer Due Diligence Files\Engineering Reports
	01 Renaissance Chicago - Engineering Reports - Elevator Certificate of Inspection.pdf	11/1/2013
	02 Renaissance Chicago - Engineering Reports - Fire Pump Performance Test Certificate.pdf	11/1/2013
	03 Renaissance Chicago - Engineering Reports - Generator Testing.pdf	11/1/2013
	04 Renaissance Chicago - Engineering Reports - Equipment Description Location.xls	11/1/2013
	05 Renaissance Chicago - Engineering Reports - Boiler Certificate of Operation.pdf	11/1/2013
	06 Renaissance Chicago - Engineering Reports - Dry Cleaning Certificate of Operation.pdf	11/1/2013

EXHIBIT Q to
PURCHASE AND SALE AGREEMENT
Renaissance Chicago Downtown Hotel	Exhibit Page 1

EXHIBIT R
TO PURCHASE AND SALE AGREEMENT

(On-going work at the Property)

Architect of Record – Short (Renaissance Chicago Downtown – Meeting Rooms) Agreement dated as of June 4, 2013 by and between Seller and Getlys ($105,000 total contract price with $25,000 remaining to be paid as of the November 25, 2013).

FF&E Procurement Agreement dated as of July 17, 2013 by and between Seller and Slate Procurement ($6,500 total contract price with $4,000 remaining to be paid as of November 25, 2013).

EXHIBIT R to
PURCHASE AND SALE AGREEMENT
Renaissance Chicago Downtown Hotel	Exhibit Page 1

EXHIBIT S
TO PURCHASE AND SALE AGREEMENT

(LIST OF SELLER LICENSES AND PERMITS)

None in Seller’s Name.

EXHIBIT S to
PURCHASE AND SALE AGREEMENT
Renaissance Chicago Downtown Hotel	Exhibit Page 1

EXHIBIT T
TO PURCHASE AND SALE AGREEMENT

3-05 Audit Schedule of Requests

Internal Controls

Process narratives for the all control cycles (purchase and payables, treasury, revenue and receivables, fixed assets, payroll, month-end close process, etc) in place during the periods under audit

Narrative for the night auditor packet process

Availability of night audit packets for selection (selections to be made at a later date)

Narrative describing the IT environment including applications used, IT governance structure, planned IT changes and processes for systems developments and change management, physical and logical security and data backup and recovery.

Copies of the SOC 1 reports (formerly known as SAS 70) for the payroll service provider for the last two years

General

Closed trial balances (in excel) for the years ended 12/31/11 and June 28, 2012

December 2011, June 28 2012, December 2012 and September 30, 2013 Balance Sheets and Statements of Operations (detailed by department)

Complete general ledger detail for the year ended December 31, 2012 and 2011 and period ending 9/30/13

Please provide copies of the following executed agreements or documents (if applicable):

Organization chart

Management agreement

Other material or significant contracts or agreements relevant to the audit

Cash

Bank reconciliations for all cash accounts as of 12/31/11 and June 29, 2012, December 31, 2012 and September 30, 2013

Listing of all bank accounts used during the  last three years (including accounts that have been closed), including name of institution and account number

Copies of all December 2011, June 2012, December 31, 2012 and September 30, 2013 bank statements

Copies of all January 2012, July 2012, January 2013 and October 2013 bank statements

Copies of all monthly 2012 and 2013 depository cash account bank statements

Copies of all restricted cash/escrow statements as of 12/31/11, June 28, 2012, December 31, 2012 and September 30, 2013 (if applicable)

Revenue and receivables

Guest ledger and accounts receivable aging detail (city ledger) as of 12/31/11, 6/28/2012, 12/31/12 and 9/30/13

Detail of Reserves for bad debt with explanation of adequacy as of 12/31/11, 6/28/2012, 12/31/2012 and 9/30/2013

STAR reports for the last three years

EXHIBIT T to
PURCHASE AND SALE AGREEMENT
Renaissance Chicago Downtown Hotel	Exhibit Page 1

Listing of all sales tax and occupancy tax payments made during 2012 and 2013.  We will request copies of the corresponding tax returns as necessary.

Prepaid expenses

Detail of other assets and prepaids as of 12/31/11, 6/28/2012 and 9/30/2013 (as they’d appear on the financial statement line item).  Invoice and payment support will be requested after we look at the detail, if necessary.

FF&E

Detail of fixed assets rollforward, including listing of all additions and dispositions, for the period from January 1, 2011 through September 30, 2013.  We will request check copies and invoices for selected additions.

Accounts payable and accrued expenses

Accounts payable aging detail as of 12/31/11, 6/28/2012, 12/31/2012 and 9/30/2013.

Advance deposit ledger as of 12/31/11, 6/28/2012, 12/31/2012 and 9/30/13.

Reconciliations of accrued expense accounts as of 12/31/11, 6/28/2012 and 9/30/2013, including accrued vacation, accrued payroll, accrued other, etc.

Check register detail for the periods 1/1/12 - 2/28/12, 6/29/2012-7/31/2012, 1/1/13-2/28/13 and 10/1/13-11/30/13.  We will request invoices for selected items and may be required to update testing throughout the audit.

Copies of December 2012 sales tax and occupancy tax returns and any such returns filed in 2013

Profit and Loss

Copies of all legal invoices paid during the year ending December 31, 2012 and period ending September 30, 2013.  From this detail, we will select which legal firms to send confirmations to, if deemed necessary.

Reconciliation for the report from the payroll service provider to the trial balance for the period ending June 28, 2012, December 31,2012 and 9/30/13

Calculation of the management fees and asset management fees paid for the period ending June 28, 2012, Year ending December 31, 2012 and period ending 9/30/13

Copies of all real estate tax bills paid during 2012 and 2013

NOTE:  Where possible, please provide the requested information in an electronic format.  Also, please note there will be additional requests as we progress through the audit as this is not an all-inclusive list.

EXHIBIT T to
PURCHASE AND SALE AGREEMENT
Renaissance Chicago Downtown Hotel	Exhibit Page 2

EXHIBIT U
TO PURCHASE AND SALE AGREEMENT

(LIST OF EMPLOYMENT AGREEMENTS)

Collective Bargaining Agreement by and between Renaissance Hotel Operating Company for the Renaissance Chicago Hotel and International Union of Operating Engineers of Chicago, Illinois and Vicinity Local No. 399, September 1, 2011 through August 31, 2015.

EXHIBIT U to
PURCHASE AND SALE AGREEMENT
Renaissance Chicago Downtown Hotel	Exhibit Page 1

EXHIBIT V
TO PURCHASE AND SALE AGREEMENT

(SEC RELIEF REQUEST)

EXHIBIT V to
PURCHASE AND SALE AGREEMENT
Renaissance Chicago Downtown Hotel	Exhibit Page 1

EXHIBIT W
TO PURCHASE AND SALE AGREEMENT

[HOTEL LETTERHEAD]

[LETTER DATE]

McGladrey LLP

1 South Wacker Drive

Suite 800

Chicago, IL 60606

This representation letter is provided in connection with your audits of the financial statements of Renaissance Chicago Downtown(the Hotel) which comprise the statement of revenues and certain direct expenses and the related notes to the financial statements for the period from June 29, 2012 through December 31, 2012 and January 1, 2013 through September 30, 2013. We confirm that we are responsible for the fair presentation in the statement of revenues and certain direct expenses in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP).

The financial statements were prepared in connection with the acquisition of the Hotel by Carey Watermark Investors Incorporated (CWI) for the purpose of complying with the rules and regulations as required by the Securities and Exchange Commission’s (SEC) Rule 3.05 of Regulation S-X as described in Note 2 of the financial statements and are not intended to be a complete presentation of the Hotel’s revenues and expenses.

We confirm, to the best of our knowledge and belief, the following representations made to you during your audits:

Financial Statements

We have fulfilled our responsibilities, as set out in the terms of the audit arrangement letter dated [ARRANGEMENT LETTER DATE], for the preparation and fair presentation of the financial statements referred to above in accordance with accounting principles generally accepted in the United States of America.

We acknowledge that the Marriott manager has not informed us of any changes in the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

We acknowledge that the Marriott manager has not informed us of any changes in the design, implementation, and maintenance of internal control to prevent and detect fraud.

Significant assumptions used by us in making accounting estimates, including those measured at fair value, are reasonable and reflect our judgment based on our knowledge and experience about past and current events and our assumptions about conditions we expect to exist and courses of action we expect to take.

Related party relationships and transactions have been appropriately accounted for and disclosed in accordance with the requirements of U.S. GAAP.

All events subsequent to the date of the financial statements for which U.S. GAAP requires adjustment or disclosure have been adjusted or disclosed.

The effects of all known actual or possible litigation and claims have been accounted for and disclosed in accordance with U.S. GAAP.

We are not aware of any uncorrected misstatements in the accounting records underlying the financial statements.

Information Provided

We have provided you with:

Access to all information, of which we are aware that is relevant to the preparation and fair presentation of the financial statements such as records, documentation, and other matters;

Additional information that you have requested from us for the purpose of the audit;

Unrestricted access to persons within the Hotel from whom you determined it necessary to obtain audit evidence.

All transactions have been recorded in the accounting records and are reflected in the financial statements.

We have disclosed to you the results of our assessment of risk that the financial statements may be materially misstated as a result of fraud.

We have no knowledge of allegations of fraud or suspected fraud, affecting the Hotel’s financial statements involving:

Management.

Employees who have significant roles in the internal control.

Others where the fraud could have a material effect on the financial statements.

We have no knowledge of any allegations of fraud or suspected fraud affecting the Hotel’s financial statements received in communications from employees, former employees, analysts, regulators, short sellers, or others.

We have no knowledge of noncompliance or suspected noncompliance with laws and regulations whose effects should be considered when preparing financial statements.

We are not aware of any pending or threatened litigation and claims whose effects should be considered when preparing the financial statements and we have not consulted legal counsel concerning litigation or claims.

We have disclosed to you the identity of the Hotel’s related parties and all the related-party relationships and transactions of which we are aware.

We are aware of no significant deficiencies, including material weaknesses, in the design or operation of internal controls that could adversely affect the Hotel’s ability to record, process, summarize, and report financial data.

There have been no communications from regulatory agencies concerning noncompliance with, or deficiencies in, financial reporting practices.

We have complied with all aspects of contractual agreements that would have a material effect on the financial statements in the event of noncompliance.

During the course of your audit, you may have accumulated records containing data that should be reflected in our books and records. All such data have been so reflected. Accordingly, copies of such records in your possession are no longer needed by us.

WSRH Chicago, L.L.C.

Lance W. Haberin

Senior Vice President

EXHIBIT X-1
TO PURCHASE AND SALE AGREEMENT

(Chicago Renaissance Capital Expenditures 2013 Great Street Renovation)

(See Attached)

EXHIBIT X-2
TO PURCHASE AND SALE AGREEMENT

(Renaissance Chicago Capital Projection 2013)

(See Attached)